UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT of 1934

(Amendment No.    )

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Amerigroup Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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4425 Corporation Lane

Virginia Beach, Virginia 23462

April 27, 2012

Dear Stockholder:

You are cordially invited to attend AMERIGROUP Corporation’s 2012 Annual Meeting of Stockholders, which will be held on Thursday, June 7, 2012 at 10:00 a.m., Eastern Time, in the Hargroves Conference Center located at the Amerigroup National Support Center II, 1330 Amerigroup Way, Virginia Beach, Virginia 23464. For your convenience, we are also pleased to offer a live webcast of our 2012 Annual Meeting on the Investor Relations section of our website at www.amerigroup.com. Details regarding admission to the meeting and the business to be conducted are described in the Notice of Internet Availability of Proxy Materials you received in the mail and in this proxy statement. We have also made available with this proxy statement a copy of our Annual Report on Form 10-K for the year ended December 31, 2011. We encourage you to read our Annual Report, as it includes our 2011 audited consolidated financial statements and provides information about our business.

Your vote is very important. Whether or not you plan to attend the 2012 Annual Meeting, we hope that you will vote as soon as possible. You may vote in person by ballot at the 2012 Annual Meeting, over the Internet, by telephone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions for each of your voting options described in this proxy statement as well as in the Notice of Internet Availability of Proxy Materials that you received in the mail.

Thank you for your interest in our Company.

Sincerely,

AMERIGROUP CORPORATION

JAMES G. CARLSON
Chairman, Chief Executive Officer and President

4425 Corporation Lane

Virginia Beach, Virginia 23462

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Thursday, June 7, 2012

The Annual Meeting of Stockholders of AMERIGROUP Corporation (“Amerigroup” or the “Company”) will be held in the Hargroves Conference Center located at the Amerigroup National Support Center II, 1330 Amerigroup Way, Virginia Beach, Virginia 23464, on Thursday, June 7, 2012 at 10:00 a.m., Eastern Time. (the “2012 Annual Meeting”). Doors to the meeting will open at 9:30 a.m. The 2012 Annual Meeting will be held for the following purposes:

1.	To elect three Directors to the Board of Directors, each for a three-year term ending at the 2015 Annual Meeting of Stockholders;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers as described in this proxy statement;

4.	To approve the AMERIGROUP Corporation 2012 Cash Incentive Plan; and

5.	To transact such other business that may properly be brought before the meeting or any postponement(s), adjournment(s) or delay(s) thereof.

This notice has been provided to holders of record of AMERIGROUP Corporation’s common stock, par value $0.01 per share, as of the close of business on April 9, 2012 (the “Record Date”). Stockholders as of the close of business on the Record Date will be entitled to attend and vote at the meeting.

We also make available free of charge through the Investor Relations section of our website at www.amerigroup.com our Annual Report for the year ended December 31, 2011 (“2011 Annual Report”). Information on our website is not incorporated into this proxy statement or our other securities law filings and is not a part of these filings. Any stockholder who desires an additional copy of our 2011 Annual Report may obtain one without charge by sending a request to the Company, c/o Investor Relations, AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462.

By Order of the Board of Directors,

NICHOLAS J. PACE
Executive Vice President,
General Counsel and Secretary

Virginia Beach, Virginia

April 27, 2012

PROXY STATEMENT

i

4425 Corporation Lane

Virginia Beach, Virginia 23462

PROXY STATEMENT

This proxy statement is furnished to you in connection with the solicitation by the Board of Directors of AMERIGROUP Corporation of proxies for voting at the Annual Meeting of Stockholders to be held in the Hargroves Conference Center located at the Amerigroup National Support Center II, 1330 Amerigroup Way, Virginia Beach, Virginia 23464, on Thursday, June 7, 2012 at 10:00 a.m., Eastern Time, or any adjournment(s), postponement(s) or delays thereof (“2012 Annual Meeting”). This proxy statement, which contains information about the items upon which you will vote at the 2012 Annual Meeting, is first being mailed or distributed to holders of AMERIGROUP Corporation common stock, par value $0.01 per share, on or about April 27, 2012. A copy of our Annual Report for the year ended December 31, 2011 (“2011 Annual Report”) is being delivered to you with this proxy statement. References in this proxy statement to “the Company,” “we,” “us” and “our” refer to AMERIGROUP Corporation and its wholly-owned subsidiaries, unless the context requires otherwise.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND

OUR 2012 ANNUAL MEETING OF STOCKHOLDERS

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:

We provide access to our proxy materials over the Internet. On or about April 27, 2012 we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”) telling them how to access and review the information contained in the proxy materials and how to vote their proxies over the Internet. You will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice and on page 6 of this proxy statement. In addition, by following the instructions included in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Your election to receive proxy materials in printed form by mail or by e-mail will remain in effect until you terminate it.

Q:	How can I get electronic access to the proxy materials?

A:

The Notice will provide you with instructions regarding how to view our proxy materials on the Internet. You can view the proxy materials for the 2012 Annual Meeting on the Internet at www.proxyvote.com. Please have your 12 digit control number available. Your 12 digit control number can be found on your Notice. If you received a paper copy of your proxy materials, your 12 digit control number can be found on your proxy card or voting instruction card. Our proxy materials are also available on the Investor Relations section of our website at www.amerigroup.com.

Q:	What is included in the proxy materials?

A:	The proxy materials include:

•	Our proxy statement for the 2012 Annual Meeting; and

•	Our 2011 Annual Report, which includes our 2011 audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card for the 2012 Annual Meeting.

Q:	Who is entitled to vote at the 2012 Annual Meeting?

A:

Stockholders of record as of the close of business on April 9, 2012 (the “Record Date”) are entitled to notice of, and to vote at, the 2012 Annual Meeting. At the close of business on the Record Date, 48,364,835 shares of our common stock, $0.01 par value per share, were outstanding and entitled to vote. We have no other class of stock outstanding.

Q:	What is the quorum requirement for the 2012 Annual Meeting?

A:	A majority of the outstanding shares of our common stock on the Record Date must be present at the 2012 Annual Meeting in order to hold the meeting and conduct business. This is called a quorum.

Q:	What if a quorum is not present at the 2012 Annual Meeting?

A:

If a quorum is not present at the scheduled time of the 2012 Annual Meeting, we may adjourn the meeting. If we propose to have the stockholders vote whether to adjourn the meeting, the proxyholders will exercise their discretion to vote all shares for which they have authority in favor of the adjournment.

Q:	What proposals will be voted on at the 2012 Annual Meeting?

A:	Stockholders will vote on four proposals at the 2012 Annual Meeting:

1.	Election of three Directors to serve on our Board of Directors (Proposal 1);

2.	Ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal 2);

3.	Approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers (“NEOs”) as described in this proxy statement (Proposal 3); and

4.	Approval of the AMERIGROUP Corporation 2012 Cash Incentive Plan (the “2012 Cash Incentive Plan”) (Proposal 4).

We will also consider any other business that comes properly before the 2012 Annual Meeting.

Q:	How does the Board of Directors recommend that I vote on these proposals?

A:	The Board of Directors recommends that you vote your shares:

1.	“FOR” each of the Board’s nominees for Director (Proposal 1);

2.	“FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal 2);

3.	“FOR” the advisory resolution approving executive compensation (Proposal 3); and

4.	“FOR” the approval of the 2012 Cash Incentive Plan (Proposal 4).

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

A:

Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. Most of our stockholders hold their shares in street name. The organization holding your account is considered the stockholder of record for purposes of voting at the 2012 Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Q:	If I am a stockholder of record, how do I vote?

A:	If you are a stockholder of record, you may vote in person by ballot at the 2012 Annual Meeting. We will offer you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the 2012 Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet or by phone by following the instructions provided in the Notice, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions provided in the Notice.

Q:	If I am a beneficial owner of shares held in street name, how do I vote?

A:	If you are a beneficial owner of shares held in street name and you wish to vote in person at the 2012 Annual Meeting, you must obtain a valid legal proxy from the organization that holds your shares.

If you do not wish to vote in person or if you will not be attending the 2012 Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet by following the instructions provided in the Notice, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions provided in the Notice.

New York Stock Exchange (“NYSE”) rules do not permit brokers, banks and other similar organizations to vote in the election of Directors, on the executive compensation matter in this proxy statement, or for the approval of the 2012 Cash Incentive Plan if such organization has not received instructions from the beneficial owner. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What happens if I do not give specific voting instructions in my proxy?

A:	Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	Sign, date and return a proxy card without giving specific voting instructions,

then the proxyholders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. Proposal 2 (ratification of KPMG) is the only “routine” matter. Proposals 1 (election of Directors), 3 (approval of executive compensation) and 4 (approval of the 2012 Cash Incentive Plan) are all

“non-routine.” If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When votes are tabulated for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present but will not be considered votes cast. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Q:	What effect do abstentions and broker non-votes have on the proposals?

A:

In all matters other than the election of Directors, abstentions have the same effect as votes “AGAINST” a matter. A broker is entitled to vote shares held for a beneficial owner on the routine matter (Proposal 2). A broker may not vote shares held for a beneficial owner on the non-routine matters (Proposals 1, 3 and 4), absent instructions from the beneficial owners of such shares. Thus, if you do not give your broker specific instructions, your shares will not be voted on any matter other than the ratification of the appointment of KPMG. Broker non-votes, if any, will have no effect on the outcomes of any of the proposals other than Proposal 2, on which broker non-votes, if any, will have the same effect as a vote “AGAINST” the proposal.

Q:	What vote is required to approve each of the proposals?

A:

Election of Directors (Proposal 1).    Nominees for Director will be elected to the Board by a plurality of the votes cast. Therefore, the three nominees who receive the greatest number of votes cast for the election of Directors at the 2012 Annual Meeting will be elected.

Ratification of KPMG (Proposal 2).    The ratification of KPMG will be approved if a majority of the shares present in person or represented by proxy and entitled to vote on this matter vote “FOR” this item.

Approval of Executive Compensation Advisory Vote (Proposal 3).    The resolution on the compensation of our NEOs will be approved if a majority of the shares present in person or represented by proxy and entitled to vote on this matter vote “FOR” this item. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board and the Compensation and Organizational Management Committee (the “Compensation Committee”) will review the voting results and take them into consideration when making future decisions regarding the compensation of the named executive officers.

Approval of the 2012 Cash Incentive Plan (Proposal 4).    The 2012 Cash Incentive Plan will be approved if a majority of the shares present in person or represented by proxy and entitled to vote on this matter vote “FOR” this item.

Q:	How are votes counted?

A:

Election of Directors (Proposal 1).    In the election of Directors, votes may be cast in favor of, or withheld with respect to, any or all nominees. We will not count abstentions or withheld votes as either for or against a Director. Withheld votes and broker non-votes will have no effect on the election of Directors. There are no cumulative voting rights.

Ratification of KPMG (Proposal 2).    You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on this item. We will treat an abstention as a vote against this item and broker non-votes, if any, will have the same effect as a vote “AGAINST” the proposal.

Approval of Executive Compensation Advisory Vote (Proposal 3).    In the advisory vote to approve the compensation of our named executive officers, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on this item. We will treat an abstention as a vote against this item and broker non-votes will have no effect on the outcome of the vote on this matter.

Approval of the 2012 Cash Incentive Plan (Proposal 4).    You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on this item. We will treat an abstention as a vote against this item and broker non-votes will have no effect on the outcome of the vote on this matter.

Q:	What do I need for admission to the 2012 Annual Meeting?

A:

You are entitled to attend the 2012 Annual Meeting only if you are a stockholder of record or a beneficial owner as of the Record Date or you hold a valid proxy for the 2012 Annual Meeting. If you are the stockholder of record, your name will be verified against the list of stockholders of record prior to your being admitted to the 2012 Annual Meeting. You should be prepared to present photo identification for admission. If you hold your shares in street name, you should provide proof of beneficial ownership on the Record Date, such as a brokerage account statement showing that you owned shares of Company stock as of the Record Date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership as of the Record Date, as well as your photo identification for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the 2012 Annual Meeting. You may contact our Corporate Secretary at (757) 490-6900 for directions to the 2012 Annual Meeting.

Q:	Can I change my vote or revoke my proxy?

A:	You may change your vote or revoke your proxy at any time before your proxy is voted at the 2012 Annual Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:

1.	delivering to the Company (Attention: Corporate Secretary) at 4425 Corporation Lane, Virginia Beach, Virginia 23462, a written notice of revocation of your proxy;

2.	delivering to the Company an executed proxy bearing a later date (which shall include a proxy given by telephone or over the Internet); or

3.	attending the 2012 Annual Meeting and voting in person by ballot.

Attendance at the meeting in and of itself will not cause your previously granted proxy to be revoked.

For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the 2012 Annual Meeting, by attending the meeting and voting in person by ballot.

Q:	What happens if additional matters are presented at the 2012 Annual Meeting?

A:

If you grant a proxy, the persons named as proxyholders, James W. Truess, the Company’s Executive Vice President and Chief Financial Officer (“CFO”) and Nicholas J. Pace, the Company’s Executive Vice President, General Counsel and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Q:	Who will count the votes?

A:	Margaret M. Roomsburg, the Company’s Chief Accounting Officer, and Dennis R. Kinzig, the Company’s General Auditor, will tabulate the votes and act as the inspectors of election.

Q:	Where can I find the voting results of the 2012 Annual Meeting?

A:

We expect to announce preliminary voting results at the 2012 Annual Meeting and publish final results in a Current Report on Form 8-K filed within the applicable time period following the 2012 Annual Meeting.

Q:	Is my vote confidential?

A:

Yes, it is our policy that documents identifying your vote are confidential. The vote of any stockholder will not be disclosed to any third party before the final vote count at the 2012 Annual Meeting except:

•	to meet legal requirements;

•	to assert claims for or defend claims against the Company;

•	to allow authorized individuals to count and certify the results of the stockholder vote;

•	if a proxy solicitation in opposition to the Board of Directors takes place; or

•	to respond to stockholders who have written comments on proxy cards or who have requested disclosure.

Q:	Who will bear the cost of soliciting votes for the 2012 Annual Meeting?

A:

The Company will solicit proxies and will bear the costs of its solicitation. These costs include the expense of preparing and mailing proxy solicitation materials for the 2012 Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the 2012 Annual Meeting to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically, through the Internet, by e-mail or by facsimile through our officers, Directors and employees, none of whom will receive additional compensation for assisting with the solicitation. The Company has retained Morrow & Co., LLC to assist in the solicitation of proxies for a fee estimated to be approximately $6,500 plus out of pocket expenses. The Company may generate other expenses in connection with the solicitation of proxies for the 2012 Annual Meeting.

Q:	Where can I get a paper copy of these materials?

A:

The Company will deliver promptly and without charge, upon written or oral request, a separate copy of the proxy statement and 2011 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and Annual Report, now or in the future, should notify the Company by calling (757) 490-6900 or by submitting a request to the attention of the Corporate Secretary, AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and Annual Reports and wish to receive a single copy of such materials in the future should contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Q:	May I propose actions for consideration at the 2013 Annual Meeting of Stockholders (“2013 Annual Meeting”) or nominate individuals to serve as Directors?

A:	You may submit proposals, including Director nominations, for consideration at future annual meetings of stockholders as follows:

Stockholder Proposals.    For a stockholder proposal to be considered for inclusion in our proxy statement for our 2013 Annual Meeting of Stockholders, the written proposal must be received by our Secretary, c/o AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462 no later than December 28, 2012. The proposal will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. If you intend to present a proposal at our 2013 Annual Meeting, but you do not intend to have it included in our 2013 proxy statement, your proposal together with any information required by our Amended and Restated By-Laws (“By-Laws”) must be delivered to the Company’s Secretary no earlier than March 9, 2013 and no later than April 8, 2013. If the date of our 2013 Annual Meeting is called for a date that is more than 30 calendar days before or after the one-year anniversary of the date of our 2012 Annual Meeting, your proposal must be delivered by the close of business on the tenth day following the day we publicly announce the date of the 2013 Annual Meeting. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by our Secretary by April 8, 2013. If such proposals are not “timely” within the meaning of Rule 14a-4(c), then proxies solicited by us for the 2013 Annual Meeting may confer discretionary authority to us to vote on such proposals.

Nomination of Director Candidates.    Stockholders may propose Director candidates for consideration by the Board’s Nominating and Corporate Governance Committee (the “Nominating Committee”). Any such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for Board membership, information regarding any relationships between the candidate and the Company within the last three years and a written indication by the recommended candidate of his or her willingness to serve. Any such recommendation should be directed to the Secretary of the Company at the address of our principal executive offices. In addition, our By-Laws permit stockholders to nominate Directors for election at an annual meeting of stockholders. If a stockholder wishes to nominate an individual for election to our Board at the 2013 Annual Meeting of Stockholders, such stockholder must deliver a written notice together with any information required by our By-Laws to the Secretary of the Company by no earlier than March 9, 2013 and no later than April 8, 2013. If the date of our 2013 Annual Meeting of Stockholders is called for a date that is more than 30 calendar days before or after the one-year anniversary of the 2012 Annual Meeting, the notice must be delivered by the close of business on the tenth day following the day we publicly announce the date of the 2013 Annual Meeting.

By-Law Provisions.    The relevant provisions of our By-Laws regarding the requirements for making stockholder proposals and nominating Director candidates are available on the Investor Relations section of our website at www.amerigroup.com. You may also contact the Corporate Secretary of the Company at AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462 to request a copy of our By-Laws.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 7, 2012.

The proxy statement and 2011 Annual Report are available at www.proxyvote.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 26, 2012, by (i) each NEO listed in the Summary Compensation Table on page 38 of this proxy statement, (ii) each Director, (iii) all Directors and executive officers as a group, and (iv) stockholders holding five percent or more of our outstanding common stock based on information previously provided to the Company by such beneficial owners as of the dates indicated in the footnotes that follow the table.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”), which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, including shares of common stock issuable upon the exercise of vested stock options or warrants that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Percentage ownership calculations are based on 48,290,835 shares outstanding as of March 26, 2012.

Name	Number of Shares	Percent
FMR LLC(1)	4,850,590	10.0%
T. Rowe Price Associates, Inc.(2)	4,110,964	8.5%
BlackRock, Inc.(3)	3,959,175	8.2%
Baron Capital Group, Inc.(4)	3,271,385	6.8%
Capital World Investors(5)	3,147,661	6.5%
Artisan Partners Holdings LP(6)	2,829,600	5.9%
The Vanguard Group, Inc.(7)	2,421,137	5.0%
James G. Carlson(8)(9)	898,671	1.8%
James W. Truess(8)(10)	197,363	*
Richard C. Zoretic(8)(11)	141,939	*
John E. Littel(8)(12)	86,545	*
Uwe E. Reinhardt, Ph.D.(13)(14)	72,540	*
Jeffrey B. Child(8)(15)	67,463	*
William J. McBride(8)(16)	60,477	*
Mary T. McCluskey, M.D.(8)(17)	60,288	*
Richard D. Shirk(8)(18)	55,540	*
Emerson U. Fullwood(8)(19)	24,517	*
Thomas E. Capps(20)(21)	18,121	*
Hala Moddelmog(8)(22)	15,200	*
John W. Snow(8)(23)	14,901	*
Kay Coles James(8)(24)	10,073	*
Joseph W. Prueher(8)(25)	9,901	*
All Directors and executive officers as a group (19 persons)	1,918,065	3.9%

*	Represents amounts of less than 1%

(1)

Represents shares of our common stock owned by FMR LLC (“FMR”) as of December 31, 2011, as derived solely from information reported in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 14, 2012. The principal business address for FMR is 82 Devonshire Street, Boston, MA 02109. FMR reported sole voting power with respect to 590 shares of common stock and sole dispositive power with respect to all 4,850,590 shares of common stock.

(2)

These shares of our common stock are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“T. Rowe”) serves as investment adviser with power to direct investments and/or sole power to vote. Information concerning T. Rowe’s ownership is as of December 31, 2011 and is derived from information reported in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 13, 2012. The principal business address for T. Rowe is 100 East Pratt Street, Baltimore, MD 21202. T. Rowe reported sole voting power with respect to 691,010 shares of common stock and sole dispositive power with respect to all 4,110,964 shares of common stock. For purposes of the reporting requirements of the Exchange Act, T. Rowe is deemed to be a beneficial owner of such securities; however, T. Rowe expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)

Represents shares of our common stock owned by BlackRock, Inc. (“BlackRock”) as of December 31, 2011, as derived solely from information reported in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 10, 2012. The principal address for BlackRock is 40 East 52nd Street, New York, NY 10022.

(4)

Represents shares of our common stock owned by Baron Capital Group, Inc. (“Baron”) as of December 31, 2011, as derived solely from information reported in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 14, 2012. The principal business address for Baron is 767 Fifth Avenue, 49th Floor, New York, NY 10153. Baron reported shared voting power with respect to 2,907,385 shares of common stock and shared dispositive power with respect to all 3,271,385 shares of common stock.

(5)

Represents shares of our common stock owned by Capital World Investors (“Capital”) as of December 31, 2011, as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 10, 2012. The principal address for Capital is 333 South Hope Street, Los Angeles, CA 90071.

(6)

Represents shares of our common stock owned by Artisan Partners Holdings LP (“Artisan”) as of December 31, 2011, as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 7, 2012. The principal business address for Artisan is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. Artisan reported shared voting power with respect to 2,682,300 shares of common stock and shared dispositive power with respect to all 2,829,600 shares of common stock.

(7)

Represents shares of our common stock owned by The Vanguard Group, Inc. (“Vanguard”) as of December 31, 2011, as derived solely from information reported in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 7, 2012. The principal business address for Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355. Vanguard reported sole voting power with respect to 33,038 shares of common stock, sole dispositive power with respect to 2,388,099 shares of common stock and shared dispositive power with respect to 33,038 shares of common stock.

(8)	The address for this person is c/o AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, VA 23462.

(9)	Includes options to purchase 657,953 shares of our common stock and 181,796 shares of restricted stock.

(10)	Includes options to purchase 62,571 shares of our common stock and 115,450 shares of restricted stock.

(11)	Includes options to purchase 6,833 shares of our common stock and 115,297 shares of restricted stock.

(12)	Includes options to purchase 25,694 shares of our common stock and 35,836 shares of restricted stock.

(13)	Dr. Reinhardt’s address is 351 Wallace Hall, Princeton University, Princeton, NJ 08554.

(14)	Includes options to purchase 52,983 shares of our common stock and 2,509 shares of restricted stock.

(15)	Includes options to purchase 17,427 shares of our common stock and 2,509 shares of restricted stock.

(16)	Includes options to purchase 20,542 shares of our common stock and 2,509 shares of restricted stock.

(17)	Includes options to purchase 22,229 shares of our common stock and 32,309 shares of restricted stock.

(18)	Includes options to purchase 26,983 shares of our common stock and 2,509 shares of restricted stock.

(19)	Includes options to purchase 10,317 shares of our common stock and 2,509 shares of restricted stock.

(20)	Mr. Capps’ address is c/o Dominion Resources, Inc., 100 Tredegar Street, Richmond, VA 23219.

(21)	Includes 2,509 shares of restricted stock.

(22)	Includes options to purchase 7,729 shares of our common stock and 2,509 shares of restricted stock.

(23)	Includes options to purchase 5,180 shares of our common stock and 2,509 shares of restricted stock.

(24)	Includes 2,509 shares of restricted stock.

(25)	Includes options to purchase 5,180 shares of our common stock and 2,509 shares of restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who beneficially own more than ten percent of our outstanding common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, executive officers and stockholders holding ten percent or more of our outstanding common stock are required by SEC regulation to furnish to us copies of all Section 16(a) forms they file. Based solely on a review of the copies of Section 16(a) forms furnished to us and written representations from certain reporting persons that no other filings were required for those persons, we believe that all the Section 16(a) filing requirements applicable to our Directors, executive officers and greater than ten percent stockholders were complied with for the year ended December 31, 2011.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Company’s Board of Directors currently has eleven members all of whom, except Mr. Carlson, our Chairman, Chief Executive Officer and President, are independent within the meaning of the NYSE director independence standards.

The Company’s Amended and Restated Certificate of Incorporation provides for a Board of Directors divided into three classes, as nearly equal in number as the then total number of Directors constituting the entire Board of Directors permits, with the term of office of one class expiring at each year’s Annual Meeting of Stockholders. Each class of Directors is elected for a term of three years, except in the case of elections to fill vacancies or newly appointed Directorships.

Three Directors will be elected at the 2012 Annual Meeting to serve until the 2015 Annual Meeting or until the election and qualification of their successors, or their earlier death, resignation or removal. Unless otherwise indicated on any proxy, the shares that are represented by such proxy will be voted “FOR” each of the nominees whose biographical information appears in the section below. Each nominee serves currently as a Director of the Company has consented to being named in this proxy statement and to serve if elected. However, if at the time of the 2012 Annual Meeting any nominee is unable or unwilling to serve, the proxies will be voted for such other person as the Board of Directors may designate.

Vote Required

Directors will be elected by a plurality of the votes cast. In tabulating the vote, withheld votes and broker non-votes will be disregarded and have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that you vote “FOR” the election to the Board of Directors of each of the three nominees identified below.

Nominees for Director (Terms to expire at the 2015 Annual Meeting of Stockholders)

Thomas E. Capps

Mr. Capps, age 76, has been one of our Directors since 2004. In 2007, Mr. Capps retired as Chairman of the Board of Directors of Dominion Resources, Inc., a national producer and transporter of energy, a position he had held since 2005. Prior to that, Mr. Capps served as the Chairman and Chief Executive Officer of Dominion Resources, Inc. Mr. Capps also serves on the Boards of Directors of Associated Electric and Gas Insurance Service and The Shaw Group Inc. and the Executive Committee of the Medical Foundation of North Carolina (University of North Carolina).

Emerson U. Fullwood

Mr. Fullwood, age 64, has been one of our Directors since 2009. Mr. Fullwood retired from Xerox Corporation, a business process and document management company, in June 2008 after serving as Corporate Vice President, Executive Chief of Staff and Marketing Officer for Xerox North America since 2004. Prior to that, Mr. Fullwood was President of the Xerox Channels Group and held several executive and general management leadership positions with Xerox. Mr. Fullwood currently serves as a Director of Vanguard Group, Vanguard Funds and SPX Corporation and previously served on the Board of Directors of General Signal Corporation. He also serves on the Boards of Directors of North Carolina A&T State University, United Way of Rochester, University of Rochester Medical Center, Rochester Boy Scouts of America, Monroe Community College Foundation, the Urban League and Colgate Rochester Crozier Divinity School.

William J. McBride

Mr. McBride, age 67, has been one of our Directors since 1995. Mr. McBride has been retired since 1995. Prior to that, Mr. McBride was President, Chief Operating Officer and a Director of Value Health, Inc. and President and Chief Executive Officer of Cigna Healthplans, Inc. Mr. McBride also serves on the Board of Directors of Magellan Health Services, Inc., a specialty health care management organization, and a number of privately held companies.

Directors Continuing in Office (Terms to expire at the 2014 Annual Meeting of Stockholders)

James G. Carlson

Mr. Carlson, age 59, has been one of our Directors since 2007. Mr. Carlson has been our Chief Executive Officer and President since September 1, 2007, and Chairman of the Board since May 8, 2008. Prior to that, he served as our President and Chief Operating Officer beginning in 2003. Previously, he served as an Executive Vice President of UnitedHealth Group and President of its UnitedHealthcare business unit, which served more than 10 million members in HMO and PPO plans nationwide. Mr. Carlson serves on the Boards of Directors of the National Kidney Foundation, Morningside College, America’s Health Insurance Plans and the Health Sector Advisory Council of Duke University’s Fuqua School of Business, in addition to numerous community charitable organizations.

Jeffrey B. Child

Mr. Child, age 52, has been one of our Directors since 2003. Since July 2004, Mr. Child has served as the Chief Financial Officer of a family office of an unaffiliated third party. From February 1999 through June 2003, Mr. Child served as a Managing Director, U.S. equity capital markets at Banc of America Securities LLC, where he was responsible for its public equity underwriting business in the United States. Prior to that, he served as Managing Director of Banc of America Securities’ health care group. Mr. Child previously served on the Boards of Directors of Fox Hollow Technologies, Inc. and ev3 Inc. and serves as a Trustee of the Menlo Park City School District Board of Education.

Richard D. Shirk

Mr. Shirk, age 66, has been one of our Directors since 2002. Mr. Shirk has been retired since 2002. Prior to that, Mr. Shirk served as Chairman and Chief Executive Officer of Cerulean Companies and as President and Chief Executive Officer of its wholly-owned subsidiary, Blue Cross and Blue Shield of Georgia. He has also held senior executive positions with Cigna HealthCare, EQUICOR — Equitable HCA Corporation and The Equitable. Mr. Shirk also serves on the Board of Directors of the SSgA funds and a number of privately held companies.

John W. Snow

Dr. Snow, age 72, has been one of our Directors since August 2010. Dr. Snow is the President of JWS Associates, LLC, a strategic consulting firm. Prior to that, Dr. Snow served as the 73rd United States Secretary of the Treasury from February 2003 to June 2006. Prior to his appointment as Secretary of the Treasury, he served as the Chairman, President and CEO of CSX Corporation. Dr. Snow has also previously served in several senior roles at the United States Department of Transportation and has served as Chair of the Business Roundtable. Dr. Snow currently serves on the Board of Directors of Cerberus Capital Management LP as non-executive chair, and on the Boards of Directors of International Consolidated Airlines Group, Marathon Petroleum Corporation and Verizon Communications, Inc.

Directors Continuing in Office (Terms to expire at the 2013 Annual Meeting of Stockholders)

Kay Coles James

Ms. James, age 62, has been one of our Directors since 2005. She is the President of The Gloucester Institute, a non-profit organization focused on developing future leaders. From June 2001 to January 2005, Ms. James served as Director, U.S. Office of Personnel Management, where she was principal human resources advisor to President George W. Bush. She has also served as Secretary of Health and Human Resources for the Commonwealth of Virginia; Senior Fellow at The Heritage Foundation; and Assistant Secretary of the U.S. Department of Health and Human Services. She currently serves on the Board of The Heritage Foundation, the National Board of The Salvation Army, the Board of Trustees of Virginia Commonwealth University and the Board of Directors of The PNC Financial Services Group, Inc.

Hala Moddelmog

Ms. Moddelmog, age 56, has been one of our Directors since 2009. She is the President of Arby’s Restaurant Group, Inc., an international quick service restaurant company. From 2009 to 2010, she served as Chief Executive Officer of Catalytic Ventures, LLC, a company she founded to consult and invest in the food service industry. From 2006 to 2009, Ms. Moddelmog served as the President and Chief Executive Officer of the Susan G. Komen for the Cure Foundation. From 1995 to 2004, she was the President of Church’s Chicken, a division of AFC Enterprises, Inc. Ms. Moddelmog previously served on the Boards of Directors of Fiesta Brands, Inc., HyperActive Technologies and AMN Healthcare Services, Inc.

Admiral Joseph W. Prueher, USN (Ret.)

Admiral Prueher, age 69, has been one of our Directors since August 2010. He has served as the first James R. Schlesinger Distinguished Professor at the University of Virginia’s Miller Center of Public Affairs since 2009 and as a Consulting Professor and Senior Advisor at Stanford University since 2001. Admiral Prueher served as the United States Ambassador to China from 1999 to 2001. Admiral Prueher was the commander-in-chief of the U.S. Pacific Command and the senior military commander of the Army, Navy, Marine Corps and Air Force troops in the Pacific and Indian Oceans during his 35 year career in the United States Navy. He serves on the Boards of Directors of New York Life Insurance Company, Emerson Electric Co., Fluor Corporation and Long Shadows Vintners, LLC. Admiral Prueher formerly served on the Boards of Directors of Merrill Lynch & Co., Inc., Bank of America Corporation and The Wornick Company a wholly-owned subsidiary of TWC Holding LLC.

Uwe E. Reinhardt, Ph.D.

Dr. Reinhardt, age 74, has been one of our Directors since 2002. He is the James Madison Professor of Political Economy and Public Affairs of Princeton University where he has taught since 1968. He is a Trustee of the H&Q Healthcare Investors and H&Q Life Sciences Investors investment funds, and a member of the Editorial Board of the Journal of the American Medical Association, Health Affairs and several other journals. Dr. Reinhardt serves on the Board of Boston Scientific Corporation. He is a Commissioner on the Henry J. Kaiser Family Foundation’s Commission on Medicaid and the Uninsured.

Identifying and Evaluating Nominees for Director

The Nominating Committee will consider Director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating Committee’s evaluation process does not vary based on whether a candidate is recommended by a stockholder. However, the Board of Directors may consider the number of shares held by the nominating stockholder and the length of time that such shares have been held. The process to recommend a Director candidate and the information required to be submitted by a stockholder in connection with such recommendation is set forth in the Question and Answer section of this proxy on page 6 under the question “May I propose actions for consideration at the 2013 Annual Meeting of Stockholders or nominate individuals to serve as Directors?”

The Board of Directors is responsible for selecting the nominees for election to the Board of Directors. It is the responsibility of the Nominating Committee to develop selection criteria for Board of Directors membership and to review and consider prospective Director candidates, as more fully discussed below.

When the Board of Directors determines that an additional Director should be added to the Board or a vacancy needs to be filled, the Nominating Committee, working closely with the full Board of Directors and management, develops criteria for open Board positions, taking into account such factors as it deems appropriate, which may include:

•	the current composition of the Board;

•	the range of talents, experiences and skills that would best complement those already represented on the Board;

•	the balance of management and independent Directors; and

•	the need for financial or other specialized expertise.

Diversity is among the many factors that the Board and Nominating Committee considers in evaluating prospective Director nominees. Diversity, as considered by the Board and the Nominating Committee, can encompass many attributes, including business experience, substantive experience, life experiences, age, gender and race. Applying these criteria, the Nominating Committee considers Director candidates suggested by its members, other Board members, management and stockholders. The Nominating Committee may from time-to-time retain third-party executive search firms that specialize in identifying potential Directors.

Once a person has been identified by the Nominating Committee as a potential candidate, the Nominating Committee collects and reviews available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Nominating Committee, or a retained third-party search firm, contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, and conducts one or more interviews with the candidate. After completing this evaluation, the Nominating Committee makes a recommendation to the Board as to the persons who should be elected to the Board, and the Board makes its decision after considering the recommendation and report of the Nominating Committee.

The Nominating Committee believes that the minimum qualifications for serving as a Director of the Company are that a nominee demonstrates, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of the Company and has an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company.

We believe that all current Directors have high standards of integrity, commitment and independence of thought and judgment and possess an impeccable record and reputation for honest and ethical conduct. We also consider our Directors to have a diverse set of business and personal experiences, backgrounds and expertise, and to be diverse in terms of age, gender and race. When analyzing whether our Directors and nominees for election at the 2012 Annual Meeting have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating Committee and the Board focused on the information summarized in each Director’s individual biography set forth on pages 11 through 13. The Nominating Committee and the Board also found the following attributes and qualifications of our Directors to be particularly meaningful in considering their nomination to, and continued service on, our Board:

Thomas E. Capps — Mr. Capps had a long tenure as the Chief Executive Officer of Dominion Resources, Inc., a national producer and transporter of energy. As a result, he is able to provide our Board with valuable business, leadership and management insights related to strategic direction and operational excellence for a complex business. Mr. Capps’ experience leading Dominion through the growth of its business by, among other things, market expansion and acquisitions, provides background and insights as we implement our growth strategies. Further, as a result of his service as Chairman and Chief Executive Officer of a publicly traded company, he is able to provide unique insight to our Chairman and Chief Executive Officer on critical strategic issues.

James G. Carlson — Mr. Carlson has over 30 years of experience in the health care industry. He has held positions of increasing responsibility with large, complex managed care organizations. He served as our Chief Operating Officer from 2003 to 2007 and as our Chief Executive Officer from 2007 to the present. Through these experiences, he has developed in-depth knowledge of the managed care industry generally and our Company in particular. He is able to provide the Board with valuable business, leadership and management experience and insights into the Company and its industry.

Jeffrey B. Child — Mr. Child previously served as a senior investment banker for Banc of America Securities LLC, where a significant portion of his focus was on health care companies and transactions. As a result, Mr. Child is able to provide our Board with critical insights on corporate finance and strategic transactions. This experience qualifies Mr. Child to serve on our Audit and Finance Committee (“Audit Committee”), where he also meets the requirements of an “Audit Committee financial expert” as described on page 21. In addition, Mr. Child’s knowledge of health care developed through his health care investment banking experience, seven years of service on our Board and his prior service on the board of directors of a publicly traded medical device company provides Mr. Child with additional expertise with respect to the health care industry. Additionally, Mr. Child brings substantial financial expertise to the Board, providing an understanding of financial statements, corporate finance and capital markets.

Emerson U. Fullwood — Mr. Fullwood has extensive executive management experience in positions of increasing responsibility with Xerox Corporation. Mr. Fullwood has substantial experience of profit and loss management responsibility for significant lines of business. These experiences provide him with valuable insights as a Director of the Company, particularly with respect to operations and finance matters.

Kay Coles James — Ms. James is well-versed in health care policy as a result of her service as the Director of the U.S. Office of Personnel Management, which, among other responsibilities, designs and administers the health insurance program for federal employees and retirees and manages policies and programs for the recruitment, training, promotion and compensation of the federal workforce. Ms. James was appointed by the U.S. Secretary of Health and Human Services to the Medicaid Advisory Commission and previously served as the Assistant Secretary of the U.S. Department of Health and Human Services as well as the Secretary of Health and Human Resources for the Commonwealth of Virginia. As a result, Ms. James brings to the Board substantial insights on federal and state government health care policy. Ms. James also serves on the board of directors of a large publicly traded financial institution so she is able to provide additional input on developing best practices for public companies in areas such as risk oversight.

Hala Moddelmog — Ms. Moddelmog has extensive executive management and marketing experience in positions of increasing responsibility with large, complex businesses. These experiences provide her with valuable insights, particularly with respect to operations and marketing matters. Ms. Moddelmog previously served as a director of a publicly traded health care staffing company and recently served as President and Chief Executive Officer of a large not-for-profit breast cancer advocacy and awareness company. As a result, Ms. Moddelmog is able to bring to the Board experience and knowledge of health care from alternate perspectives.

William J. McBride — Mr. McBride has significant experience as an executive and director of large managed care organizations. As a result, he is able to provide our Board with valuable business, leadership and management experience and insights into nearly all aspects of our business and industry. Mr. McBride also previously served as President, Chief Operating Officer and a Director of Value Health, Vice President and

Controller of INA Corporation’s Life and Healthcare Group and Vice President of Finance for Cigna’s Affiliated Business Group. As a result, Mr. McBride also brings to the Board substantial financial expertise, providing an understanding of financial statements and accounting issues. Finally, Mr. McBride has served on our Board for over 15 years, making him our longest-serving Director, which provides him with deep institutional knowledge of our Company.

Admiral Joseph W. Prueher, USN (Ret.) — Admiral Prueher has extensive leadership experience through his military and governmental service positions. Admiral Prueher’s extensive public sector experience will be valuable at a time of change in the health care industry, when the coordination between the private and public sectors is particularly important. Additionally, Admiral Prueher serves on the board of directors of large publicly traded companies that operate in highly regulated, complex environments, so he is able to provide our Board with additional input on developing best practices for public companies in areas such as risk oversight, strategic planning and corporate governance matters.

Uwe E. Reinhardt, Ph.D. — Dr. Reinhardt is recognized as one of the nation’s leading authorities on health care economics and is a frequent lecturer and writer on the subject. Dr. Reinhardt has served on a number of government commissions and advisory boards, among them the congressional Physician Payment Review Commission, the National Council on Health Care Technology of the U.S. Department of Health and Human Services, the Special National Advisory Board of the U.S. Department of Veterans Affairs, the National Advisory Board of the Agency for Healthcare Research and Quality, the Kaiser Commission on Medicaid and the Uninsured and the World Bank External Advisory Panel for Health, Nutrition and Population. He is the President of the International Health Economics Association, is on the Board of the National Institute of Health Care Management, and is Chairman of the Coordinating Committee of the Commonwealth Fund’s International Program in Health Policy. Dr. Reinhardt also serves or has served as a member of numerous editorial boards, including the Journal of Health Economics, the Milbank Memorial Quarterly, Health Affairs, the New England Journal of Medicine, and the Journal of the American Medical Association. Dr. Reinhardt’s experience allows him to provide the Board with a deep understanding of the financing and economics of our federal and state health care systems, as well as substantial insight on health care policy.

Richard D. Shirk — Mr. Shirk has significant experience as an executive and director of large managed care organizations. As a result, he is able to provide our Board with valuable business, leadership and management experience and insights into all aspects of our business and industry. As a former Chief Executive Officer of a managed care organization, Mr. Shirk is also able to provide our Board and senior management team with significant expertise on the operations of a business in our industry.

John W. Snow — Dr. Snow had a long tenure as the Chief Executive Officer of CSX Corporation, a large public corporation in an industry subject to significant governmental and regulatory oversight. As a result, he is able to provide our Board with valuable insights related to the operational, financial and strategic leadership of a complex business with significant governmental interaction. In addition, as a result of his service as the Secretary of the Treasury, he is able to provide insight to our executives and directors on governmental and financial issues, including the budget considerations and financing of the Medicare and Medicaid programs. Additionally, Dr. Snow serves on the board of directors of large, complex publicly traded companies, so he is able to provide our Board with additional input on developing best practices for public companies in areas such as risk oversight, strategic planning and corporate governance matters.

CORPORATE GOVERNANCE

The Company’s policies and practices reflect corporate governance initiatives that comply with the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002. The Company maintains a corporate governance page on the Investor Relations section of its website at www.amerigroup.com that includes information about its corporate governance practices, including its Company’s Corporate Governance Principles, its Code of Business Conduct and Ethics, and the charters for each of the three standing committees of the Board of Directors and the position of Lead Independent Director. Printed copies of these documents are available to any stockholder without charge upon written request to our Corporate Secretary at 4425 Corporation Lane, Virginia Beach, Virginia 23462.

The Company has a Code of Business Conduct and Ethics that applies to members of the Board and the Company’s officers and employees, which is posted on our internal and corporate websites. The Company has adopted an additional separate code of ethics that applies to its executive officers and finance executives. Moreover, the Company has an anonymous hotline administered by a third party available to all employees by telephone or e-mail, and the Company’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters.

Board Meetings

The Board met seven times in 2011, all of which were regularly scheduled meetings. Each Director attended at least 75% of all Board and applicable committee meetings in 2011. Directors are encouraged to attend the Annual Meeting. In 2011, all of the then current Directors attended the 2011 Annual Meeting.

Board Independence

None of the current Directors, except Mr. Carlson, our Chairman, Chief Executive Officer and President, has any material relationship with the Company (directly or as a partner, stockholder or officer of an organization that has a material relationship with the Company) other than as a Director or stockholder of the Company. On this basis, the Board has affirmatively determined that each of the current Directors, except for Mr. Carlson, is independent within the meaning of the NYSE’s director independence standards.

The independent Directors meet periodically in executive sessions without the participation of management. Executive sessions are currently scheduled to be held either on the day prior to or the day of each regularly scheduled in-person meeting of the Board of Directors. Richard D. Shirk served as our Lead Independent Director until March 31, 2012 and Jeffrey B. Child became our Lead Independent Director effective April 1, 2012. The Lead Independent Director presides at executive sessions and also performs other duties as described below under “Board Leadership Structure” below.

Communicating with the Board

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member or all members of the Board of Directors, the Lead Independent Director, the members of any Board committee or the chair of any Board committee by mail or electronically. To communicate with any of the foregoing, correspondence should be addressed to the Board or any such individual Director or group of Directors or Board committee or chair of such committee by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462. All communications received will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our Directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of Directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each Director who is a member of the group or committee to which the envelope or e-mail is addressed. Members of the Board may be contacted electronically by sending an e-mail to corpbod@amerigroup.com. The e-mail should indicate whether it is directed to the Board as a whole, the Lead Independent Director, or to specific Director(s) or committee chair.

Board Leadership Structure

One of the Board’s key responsibilities is to evaluate and determine its appropriate leadership structure in order to provide independent oversight of management and to discharge its responsibility to oversee the business and affairs of the Company. The Board believes that the appropriate Board leadership structure varies from company to company as circumstances warrant. Our Board evaluates and considers changes to its leadership structure on at least an annual basis. The Nominating Committee also evaluates the leadership structure of our Board on at least an annual basis and stays informed with respect to the corporate governance dialogue regarding an independent Chairman versus a combined Chairman/Chief Executive Officer (“CEO”) leadership model.

Since the Company’s incorporation, the CEO has also served as the Chairman of the Board. Based on the Board’s most recent review, the Board continues to believe that this leadership structure is optimal for the Company for the following reasons:

•	the current structure results in the most effective leadership to help the Board discharge its oversight duties;

•

the CEO, as the individual with primary responsibility for managing the Company’s day-to-day operations, is also best positioned to provide Board leadership that is aligned with our stockholders’ interests as well as the Company’s needs;

•

the CEO is well situated to identify the key risks facing our organization and ensure that these risks are brought to the attention of the Board (see discussion below under “The Board’s Role in Risk Oversight”); and

•

having one leader serving as both the Chairman and CEO provides decisive leadership while reducing the likelihood of confusion about leadership roles and duplication of efforts, and allows the Company to speak with one voice.

After reviewing the qualifications of each Director, the Board believes that Mr. Carlson is the Board member best suited to lead the Board in its oversight responsibilities. Mr. Carlson has served as the Company’s Chairman and CEO since May 2008. In making this determination, the Board considered Mr. Carlson’s over 30 years of experience in health care, including service with managed care organizations that require similar breadth, expertise and knowledge as required by the Company. The Board also considered Mr. Carlson’s service as COO and President of the Company from 2003 until his promotion to CEO. His knowledge, expertise and leadership regarding the issues and risks affecting our business are important to the Board in overseeing the business and affairs of the Company.

In considering its current leadership structure of a combined Chairman/CEO, the Board has taken into account a number of structural safeguards that serve to preserve the Board’s independent oversight of management. First, the Board is comprised entirely of independent Directors (other than Mr. Carlson) who are highly qualified and experienced, and who exercise a strong, independent oversight function. Second, as specified in our Corporate Governance Principles, the Board has designated one of its independent members as Lead Independent Director and equipped him with significant authority and responsibilities (described below). Third, a number of Board and committee processes and procedures, including regular executive sessions of independent Directors and annual evaluations of our CEO’s performance against pre-determined goals, provide independent oversight of our CEO’s performance. The Board believes that these safeguards provide the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis, as well as preserve the Board’s independent oversight of management.

The position of Lead Independent Director, which is currently held by Jeffrey B. Child, has significant authority and responsibilities. The authority and responsibilities of the Lead Independent Director are detailed in a Board-approved Charter under which the Lead Independent Director has the following specific responsibilities, among others:

•	if the Chairman is unable to attend a Board meeting, to act as Chairman of such Board meeting;

•	serve as principal liaison between the independent Directors and the Chairman;

•	approve the quality, quantity and timeliness of the information sent to the Board as well as approving Board meeting agenda items;

•	approve Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	have the authority to call meetings of the independent Directors and to set the agendas for and chair the meetings of the independent Directors;

•	if requested by stockholders, ensure that he or she is available, when appropriate, for consultation and direct communication;

•	perform such other duties as the Board shall from time-to-time delegate; and

•	preside at executive sessions of the independent Directors.

The Charter of the Lead Independent Director can be found on the Investor Relations section of our website at www.amerigroup.com.

The Board’s Role in Risk Oversight

The Board executes its oversight responsibility for risk management directly and primarily through its three standing Committees, as follows:

•

In connection with every regularly scheduled quarterly Board meeting, the Board receives a detailed report of the most significant risks affecting the Company from members of the Company’s executive management team, including the Company’s CEO, CFO, COO and General Counsel. The Board and management discuss these risks, which may be operational, financial, macroeconomic, legal, compliance-related, regulatory, political or others. Further, the Board is routinely informed of developments affecting the Company’s risk profile or other aspects of its business.

•

The Audit Committee has responsibility for overseeing the Company’s processes for risk assessment and risk management. The Company’s General Auditor, who reports independently to the Audit Committee, facilitates the risk management program. The Audit Committee’s meeting agendas include discussions of individual risk areas throughout the year, as well as an annual summary of the risk management process. In addition, the Audit Committee has oversight of the Company’s investment policy and receives a quarterly report of the Company’s portfolio holdings which details, among other things, the portfolio’s investment return and credit and liquidity risks.

•

The Compensation Committee oversees risks associated with our compensation policies and practices. As described on page 28, the Compensation Committee considers and attempts to mitigate excessive risk taking through the structure of our compensation programs.

•

The Nominating Committee has primary responsibility for overseeing the Company’s compliance program and compliance risks. The Company’s Chief Compliance Officer (“CCO”), who reports independently to the Nominating Committee, facilitates the compliance program. The Nominating Committee regularly receives a detailed report from the CCO regarding the Company’s compliance program activities.

•	The Board is informed of its standing committees’ risk oversight and other activities via regular reports of the committee chairpersons to the full Board.

•

The Chairman and CEO keeps the Board informed of specific risk topics affecting our business to the extent needed between regularly scheduled Board meetings through special meetings, ad hoc conference calls and postings to a secure Board-only web portal.

Certain Relationships and Related Transactions

Review and Approval of Related Person Transactions

We review all relationships and transactions in which the Company and our Directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the Directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such Director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

In the course of the Board’s determination regarding the independence of each of the non-employee Directors, the Board considered certain commercial transactions between the Company and third parties where one of our Directors serves on the board of that third party. The Board determined that the amount of sales to, or purchases from the respective third party was below the greater of $1 million or two percent of the annual revenue of that third party and the Company, and that the transactions otherwise were not directly influenced by and did not significantly benefit the Directors. The Board also considered the fact that certain of our Directors serve on the boards of institutional investors that own shares of our common stock. The Board determined that none of these transactions presented an actual or apparent conflict of interest or adversely affected the Directors’ independence. No member of our Board or management was aware of any relevant transactions other than those described in this section.

Indemnification Agreements

The Company has entered into an indemnification agreement with each of its Directors and executive officers. The indemnification agreement provides that the Director or executive officer will be indemnified to the fullest extent permitted by law for claims arising in such person’s capacity as a Director or executive officer. The agreement further provides that in the event of a change of control of the Company, the Company would seek legal advice from an approved special independent counsel selected by the Director or executive officer, who has not performed services for either party for five years, to determine the extent to which the Director or executive officer would be entitled to an indemnity under applicable law. Also, in the event of a change of control or a potential change of control, the Company would, at the Director’s or executive officer’s request, establish a trust in an amount equal to all reasonable expenses anticipated in connection with investigating, preparing for and defending any claim. The Company believes that these agreements are necessary to attract and retain skilled management and Directors with experience relevant to our industry.

Committees of the Board

The Board has three standing committees: the Nominating Committee, Audit Committee and Compensation Committee. Each committee is governed by a charter, a current copy of which is available on the Investor

Relations section of our website at www.amerigroup.com. A copy of each charter is also available in print without charge to stockholders upon request, addressed to the Corporate Secretary at AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462.

The Nominating Committee

The members of the Nominating Committee are Admiral Prueher (Chairman), Jeffrey B. Child, Kay Coles James, Hala Moddelmog, and Uwe E. Reinhardt, Ph.D., each of whom, the Board has determined in its business judgment, is an independent Director within the meaning of the NYSE director independence standards. The Nominating Committee met seven times during 2011. The functions of the Nominating Committee include the following:

•	identifying and recommending to the Board individuals qualified to serve as Directors of the Company;

•	recommending to the Board the Directors to serve on committees of the Board;

•	advising the Board with respect to matters of Board composition, procedures and committees;

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally;

•	developing and recommending to the Board a Code of Business Conduct and Ethics and overseeing such matters generally;

•	overseeing the Company’s compliance program; and

•	overseeing the annual evaluation of the Board of Directors.

As discussed above under “Identifying and Evaluating Nominees for Director,” the Nominating Committee has a significant role in identifying, recruiting, vetting and recommending Director nominees.

The Compensation Committee

The members of the Compensation Committee are Kay Coles James (Chair), Thomas E. Capps, William J. McBride, Richard D. Shirk and John W. Snow, each of whom the Board of Directors has determined in its business judgment, is an independent Director within the meaning of the NYSE director independence standards. The Compensation Committee met seven times in 2011.

The Compensation Committee, among other things, sets the overall compensation philosophy of the Company, considers management proposals relating to compensation, reviews and makes recommendations to the Board of Directors with respect to compensation and benefit issues, administers the terms of performance-based compensation programs with respect to the executive officers of the Company and reviews and recommends Director compensation to the Board for approval.

The Audit Committee

The members of the Audit Committee are Jeffrey B. Child (Chairman), Emerson U. Fullwood, William J. McBride and Richard D. Shirk, each of whom, the Board has determined in its business judgment, is an independent Director within the meaning of the NYSE director independence standards and satisfies the financial literacy requirements of the NYSE listing standards. Based on his business experience described previously in this proxy statement, as well as his experience as a chief financial officer, the Board has determined that Mr. Child is an “Audit Committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Securities Act of 1933. The Audit Committee met 13 times in 2011.

Management is responsible for the preparation of the Company’s consolidated financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. KPMG, as the independent registered public accounting firm for the Company, is responsible for performing an independent audit of our consolidated financial statements and of the Company’s internal control over financial reporting and issuing reports thereon, in accordance with standards established by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee is responsible for reviewing the financial information which will be provided to stockholders and others, the systems of internal controls, which management and the Board have established, the performance and selection of an independent registered public accounting firm, and the Company’s audit and financial reporting processes.

Further, the Audit Committee:

•	approves the scope of audits and other services to be performed by the Company’s independent registered public accounting firm and internal auditors;

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considers whether the performance of any professional service by the independent registered public accounting firm, other than services provided in connection with the audit function, could impair the independence of the outside independent registered public accounting firm;

•

reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls; reviews the Company’s financial performance quarterly prior to the release of earnings;

•	reviews management’s discussion and analysis in the interim unaudited consolidated financial statements each quarter before the Company files its quarterly report on Form 10-Q with the SEC; and

•	reviews management’s discussion and analysis in the Annual Report on Form 10-K before the Company files it with the SEC.

It is the Company’s policy that all fees paid to the independent registered public accounting firm that performs the independent audit of the Company’s financial statements be pre-approved by the Audit Committee. All requests for fee pre-approval must first be presented to the Company’s General Auditor and the Chief Financial Officer along with information about the nature of the proposed engagement including the amount of the fee and its timing. If the General Auditor deems the engagement appropriate, he will arrange to have the engagement presented to the Audit Committee for pre-approval. All engagements must be pre-approved by the Audit Committee prior to entering into an agreement for or commencing services.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 Form 10-K”) and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2011.

The Audit Committee has discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the PCAOB.

The Audit Committee received and reviewed the written disclosures from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG their independence. The Audit Committee considered whether the provision of non-audit services was compatible with KPMG’s independence in performing audit services.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s 2011 Form 10-K.

Members of the Audit and Finance Committee:

Jeffrey B. Child (Chair)

Emerson U. Fullwood

William J. McBride

Richard D. Shirk

PROPOSAL 2:

RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Upon the recommendation of our Audit Committee, the Board of Directors has appointed KPMG to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012. KPMG has served in this capacity since 1994. We are asking our stockholders to ratify the Board’s appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2012. No Director or executive officer of the Company has any substantial interest in the appointment of KPMG as the Company’s independent registered public accounting firm. Although ratification is not required under our By-Laws or otherwise, the Board is submitting the selection of KPMG to our stockholders as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may, subject to the approval of the Board of Directors, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our stockholders.

Representatives of KPMG are expected to be present at the 2012 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of the shares present in person or by proxy at the 2012 Annual Meeting and entitled to vote on this proposal is required for ratification of the Board’s appointment of KPMG as our independent registered public accounting firm. In tabulating the vote, we will count abstentions and broker non-votes, if any, as having the same effect as voting against the proposal.

The Board unanimously recommends a vote “FOR” such ratification.

Independent Registered Public Accounting Firm’s Fees

The following is a summary of the fees billed to the Company by KPMG for professional services rendered for the audit of the Company’s annual financial statements for 2011 and 2010 and for fees billed for other services rendered by KPMG:

Fee Category	Fiscal 2011 Fees	Fiscal 2010 Fees
Audit Fees	$1,537,000	$1,447,000
Audit-Related Fees	152,000	180,077
All Other Fees	202,591	1,000

Total Fees	$1,891,591	$1,628,077

Audit Fees

Audit Fees consisted of fees billed for professional services rendered for the audits of the Company’s consolidated financial statements, the audits of the Company’s internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements. The aggregate Audit Fees billed for each of the last two fiscal years are set forth in the above table.

Audit-Related Fees

Audit-Related Fees consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits and attestation services that are required by statute or regulation. The aggregate Audit-Related Fees billed for each of the last two fiscal years are set forth in the above table.

All Other Fees

All Other Fees consisted of assistance and consultations related to services in connection with registration statement and debt offering during 2011 and state examiner reviews and regulatory compliance advisory services in both periods presented. The aggregate All Other Fees billed for each of the last two fiscal years are set forth in the above table.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2011, our Compensation Committee consisted of Ms. James (Chair) and Messrs. Capps, McBride and Shirk, none of whom was at any time during fiscal 2011 or at any other time, an officer or employee of the Company. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or our Compensation Committee.

COMPENSATION COMMITTEE REPORT

Management of the Company has prepared the Compensation Discussion and Analysis (the “CD&A”) below, and the Compensation Committee has reviewed and discussed the CD&A with management. Based on its review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference into the Company’s 2011 Form 10-K.

Members of the Compensation and Organizational Management Committee:

Kay Coles James (Chair)

Thomas E. Capps

William J. McBride

Richard D. Shirk

John W. Snow

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This CD&A reviews the compensation policies and decisions of our Compensation Committee with respect to the 2011 performance of the NEOs listed in the Summary Compensation Table on page 38.

In 2011, our Company produced solid financial and operational results, which were driven by the leadership and performance of our NEOs, who exceeded their business development goals and met their financial and operational goals related to earnings per share and clinical and service quality. Our results for 2011 included:

•	Net income of $195.6 million, or $3.82 earnings per diluted share (“EPS”);

•	Total revenues of $6.3 billion, an 8.8% increase over the prior year;

•	2,024,000 members at the end of 2011, representing an increase of 4.8% over the prior year;

•	Health benefits ratio of 83.7% of premium revenues for the year ended December 31, 2011;

•	Selling, general and administrative expense ratio of 8.1% of total revenues in 2011;

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Successful bids to expand our business in Texas and enter the Louisiana market, entry into an agreement to make an acquisition that will allow us to service additional members in New York and expanded service offerings in many of our other existing markets; and

•	Clinical and service quality improvements and successful accreditation of three of our Company’s health plans.

Additional information about our financial and operational results for 2011 can be found in our 2011 Form 10-K under the section titled Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Overall, we believe the objectives of our 2011 compensation program were met because our NEOs were motivated to focus on specific areas of our business that are critical not only to our short-term and long-term financial and operational success, but also to the quality of care of our members and satisfaction of our state customers. In addition, we maintained continuity among our executive leadership group, which we view as essential given the growth opportunities for our industry in the next few years.

The remainder of this CD&A discusses our overall program in greater detail and is organized into the following four sections:

•	Section I — Overview of Our Executive Compensation Program, which discusses our executive compensation program objectives and the administration and governance of our executive compensation program.

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Section II — Setting Target Compensation and Target Total Compensation, which discusses how target total compensation is set, including the use of industry peer company information, and the components of our compensation program.

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Section III — 2011 Performance Goals, Performance Evaluation and Compensation Awards, which discusses the 2011 performance goals for our Company and NEOs, actual performance against those goals and the Compensation Committee’s 2011 compensation decisions regarding our NEOs.

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Section IV — Additional Information Regarding Our Compensation Programs, which provides other important information regarding our executive compensation program, including employee benefits and perquisites, our change in control benefit and severance policies and the employment agreement with our CEO.

Section I — Overview of Our Executive Compensation Program

Executive Compensation Program Objectives

Our executive compensation program seeks to provide incentives for executives to enhance Company performance, create stockholder value and attract and retain superior executive talent. Our program is based upon the following core principles:

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Pay-for-Performance:    We emphasize pay-for-performance and believe that actual compensation should be closely aligned with Company and individual performance. We measure Company performance against financial and non-financial performance goals, such as customer service and quality of care for our members, as well as against the performance of our Industry Peer Group (described below) and the Standard & Poor’s (“S&P”) Healthcare Index. We measure an individual’s performance against major job objectives (“MJOs”) applicable to that individual’s position and responsibilities. MJOs are generally related to the attainment of specific financial, operational or business initiatives and goals. We believe that tying executive compensation to performance is the best way to encourage financial performance in a responsible manner while taking into consideration operational performance goals.

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Compensation Aligned with Stockholder Interests:    We believe that compensation should be directly linked to, and provide incentives for, the creation of stockholder value and delivery of stockholder return. Accordingly, certain components of our NEOs’ compensation are directly linked to the Company’s achievement of EPS targets and total stockholder return.

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Attract and Retain Superior Executive Talent:    We operate in a highly competitive industry where there is a great demand for talented executives. Therefore, we structure our compensation programs to be competitive with other organizations in our industry and with organizations with whom we compete for executive talent.

Executive Compensation Program Administration

The Compensation Committee oversees our executive compensation program on behalf of the Board. When setting executive compensation, the Compensation Committee is advised by Meridian Compensation Partners, LLC (“Meridian Partners”), a nationally recognized compensation consultant that performs no other services for the Company. The Compensation Committee also receives input from management, which consults with Towers Watson & Co. (“Towers Watson”), a nationally recognized compensation consultant. The following table describes the roles performed by the Compensation Committee, our independent Directors, certain of our executive officers and the compensation consultants in the administration of our executive compensation program.

Compensation Committee

• sets the overall compensation philosophy of the Company;

• considers management proposals relating to compensation;

• reviews and makes recommendations to the Board of Directors with respect to compensation and benefit issues; and

• approves all compensation decisions for each executive officer, including base salaries and any bonuses, long-term incentive compensation, equity awards or severance benefits.

Independent Directors

• participate in the performance evaluation of our CEO;

• participate in determination of the CEO’s salary and incentive compensation awards; and

• attend, as desired, Compensation Committee meetings and provide input on compensation decisions.

Executive Officers

• assist the Compensation Committee in developing financial performance goals for the Company and the NEOs under our incentive compensation programs;

• CEO provides input when setting the incentive compensation target awards for other NEOs; and

• CEO reviews and presents to the Compensation Committee the performance assessment and compensation recommendations for other NEOs.

Compensation Consultant (Management)

• attends meetings of the Compensation Committee at the request of management;

• works with management to design compensation programs for presentation to the Compensation Committee;

• compiles, on an annual basis, the financial and stock performance information for our Industry Peer Group;

• assists the Company with benchmarking its compensation practices against the Industry Peer Group; and

• provides a broad market perspective relative to compensation practices of comparable companies.

Compensation Consultant (Committee)

•  reports directly to, and participates in meetings of, the Compensation Committee;

•  advises the Compensation Committee on compensation proposals presented by management and executive and director compensation trends and program design;

•  reviews the Company’s compensation awards for alignment with the Company’s program objectives and to determine reasonableness;

•  reviews market data and advises the Compensation Committee on setting the compensation of the CEO and other executive officers;

•  evaluates and makes recommendations to the Compensation Committee regarding the size and composition of the Company’s Industry Peer Group; and

•  annually prepares and reviews with the Compensation Committee tally sheets for the NEOs to ensure that target Total Compensation (defined below) is reasonable and to provide a comprehensive view of the realizable value of outstanding unvested and vested equity awards and potential payments in the event of termination of employment or a change in control.

Governance of our Executive Compensation Program

We have adopted practices that govern and support the objectives of our executive compensation program, including paying for performance, aligning the interest of our executives with our stockholders and attracting and retaining executive talent. These governance practices include: clawback provisions for equity awards, prohibitions on hedging in Company securities, mitigation of excessive risk taking, guidelines that require stock ownership by our executives and directors and consideration of stockholder support for our executive compensation program.

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Clawbacks:    Our 2009 Equity Incentive Plan provides for the recoupment or “clawback” of equity awards and, if approved by stockholders at the 2012 Annual Meeting, our 2012 Cash Incentive Plan will also provide for the clawback of cash awards under certain circumstances. If a grantee breaches any restrictive covenant applicable to the grantee, or if the Company restates its financial results as a result of fraud or misconduct and the Compensation Committee determines, among other things, that the grantee personally and knowingly engaged in practices that contributed to the restatement, grantee will forfeit the right to receive any future awards under the plans. In addition, the Company may demand repayment of any awards already received by the grantee under either plan.

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No Hedging:    Directors, officers and employees are prohibited from entering into hedging transactions with respect to the Company’s securities. Specifically, Directors, officers and employees may not purchase or sell puts, calls, options or other securities based on the Company’s securities and may not enter into other hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the security without all the risks or rewards of ownership. The policy also prohibits purchasing Company securities on margin or borrowing against an account in which Company securities are held.

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Risk Mitigation:    The Compensation Committee considers and attempts to mitigate excessive risk-taking by our executives through the structure of our compensation programs. The Company’s compensation program is intended to mitigate risk by emphasizing long-term compensation and performance measures correlated with growing stockholder value and increasing operational performance rather than solely rewarding short-term financial performance and providing for short-term payouts. In addition, the retention and holding periods in equity awards received by our executives help to align the executives’

interests with those of stockholders, further reducing any incentive to focus on short-term objectives at the expense of increasing long-term value. The Compensation Committee believes that the balance of the Company’s short-term and long-term compensation components is effective in that it does not encourage excessive risk-taking by our executives.

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Officer and Director Equity Ownership Requirements:    Our Executive Stock Ownership Guidelines generally provide that our CEO and all Executive Vice Presidents must hold all time-based vesting restricted stock awards for five years following the date of grant (less any shares sold or withheld by the Company to satisfy tax obligations upon vesting). Our Director Stock Ownership Guidelines require our independent Directors to hold shares of our common stock equal in value to $250,000 (measured annually as of the date of the Annual Meeting). Directors who join the Board after May 2010 have five years following their commencement of service as a Director, and all other independent Directors have until the 2013 Annual Meeting of Stockholders, to attain the requisite ownership level. Currently, all of our executive officers and independent Directors are in compliance with the applicable equity ownership guidelines.

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2011 “Say-on-Pay” Advisory Vote on Executive Compensation:    At our 2011 Annual Meeting of Stockholders, under recently adopted Section 14A of the Securities Exchange Act of 1934, we provided stockholders with a “Say-on-Pay” advisory vote on our executive compensation and also gave stockholders the opportunity to vote on how often the “Say-on-Pay” advisory vote should occur. Our stockholders expressed substantial support for the compensation of our NEOs, with approximately 87% of the votes cast in favor of approving the compensation for our NEOs, and decided that a “Say-on-Pay” advisory vote should occur annually. The Compensation Committee evaluated the results of the 2011 advisory votes and, in light of the substantial support for our executive compensation program, did not make any specific changes to our executive compensation program and policies as a result of the 2011 “Say-on-Pay” advisory vote, but decided to hold a “Say-on-Pay” advisory vote annually consistent with the recommendation of our stockholders.

Section II — Setting Compensation and Target Total Compensation

Compensation for our NEOs is established annually consistent with the objectives of our executive compensation program. In an effort to ensure that our executive compensation is competitive, which allows us to attract and retain executive talent, and to assess the extent to which our executive compensation program pays for performance, the Compensation Committee considers the relevant pay practices of certain peer companies. Moreover, the Compensation Committee sets compensation using components that are designed to meet the objectives of our executive compensation program.

Our Industry Peer Group

The Compensation Committee considers, at least annually, the relevant pay practices of a group of peer companies (the “Industry Peer Group”) in structuring our executive compensation program. Our Industry Peer Group is limited to other publicly traded companies in the managed care industry, as these companies are our primary competitors for executive talent. Moreover, the executive officer positions of the companies in our Industry Peer Group are most comparable to our executive officer positions in terms of breadth, complexity and scope of responsibilities. The Compensation Committee also validates our Industry Peer Group by comparing it to companies followed by sell-side analysts and identified as comparable investment opportunities by investors in a periodic investor perception survey conducted by the Company. For 2011, our Industry Peer Group was comprised of the following companies:

Aetna, Inc.	Magellan Health Services Inc.
Centene Corp.	Molina Healthcare, Inc.
Cigna Corp.	UnitedHealth Group Incorporated
Coventry Health Care, Inc.	Universal American Corp.
Health Net, Inc.	Wellcare Health Plans, Inc.
HealthSpring, Inc.	WellPoint, Inc.
Humana, Inc.

Although Metropolitan Health Networks, Inc. (“Metropolitan”) was included in the Industry Peer Group for 2010, it was excluded for 2011 after the Committee and the Company determined that Metropolitan was not a competitor, did not engage in competition with the Company and was not of sufficient size or scale to be in the Industry Peer Group. In 2012, HealthSpring, Inc. will not be included in the Industry Peer Group as a result of its acquisition by Cigna Corp.

Components of Total Compensation

In order to meet the objectives of our executive compensation program, we compensate our NEOs with base salaries, an annual performance-based cash bonus and long-term incentives, which we refer to collectively as “Total Compensation.” As outlined below, each component serves a different purpose and has certain key characteristics.

Component	Purpose	Key Characteristics
Base Salary	• reflects job responsibilities • reflects anticipated future value to the Company • provides a stable source of income to executives	• evaluated annually by Compensation Committee • generally targeted at market median
Performance-Based Annual Cash Bonus (“MJO Bonus”)	• provides short-term cash incentive compensation tied to individual and Company annual performance	• paid pursuant to 2007 Cash Incentive Plan • determined based on goals established annually by Compensation Committee • generally targeted at market median
Performance-Based Long-Term Incentives

• encourages key employees, including NEOs, to own our common stock

• provides long-term cash and equity incentive compensation aligned with the creation of stockholder value to executives whose contributions are essential to the growth and success of our business

• encourages retention

• paid pursuant to 2007 Cash Incentive Plan and 2009 Equity Incentive Plan

• determined based on goals established annually by Compensation Committee and performance over a multi-year period

• generally targeted at market median

We consider the value and relative weighting of each component of Total Compensation in order to provide market-competitive compensation and to motivate and reward executives for performance. This consideration is subjective and not formulaic. The Compensation Committee sets compensation targets at levels to ensure that the Company can attract and retain key executive talent. While target Total Compensation is set at approximately the median level of our Industry Peer Group, our programs are designed so that our NEOs have the opportunity to earn above median compensation from certain components of Total Compensation that are tied to performance, such as MJO Bonuses and long-term incentive compensation, or tied to stockholder return, such as outperform equity grants.

The Company also recognizes the need to balance the components of Total Compensation appropriately depending on an individual’s position within the Company and his or her ability to impact our results. Accordingly, we structure our compensation programs so that a significant portion of our NEOs’ target Total Compensation is performance-based (in the form of MJO Bonuses and long-term incentive compensation) and heavily dependent upon our financial and operational results compared to our compensation programs for our broad-based employee population, who are generally not eligible for MJO Bonuses or long-term incentive compensation. The programs for those other employees are designed to provide more income stability and accordingly, a smaller portion of their compensation is performance-based. We believe that the design of our compensation program is effective in achieving our pay-for-performance philosophy by aligning compensation for those executives whose responsibilities and decisions most directly impact our results with the interests of our stockholders by basing a significant proportion of their compensation on performance-based compensation awards.

Section III — 2011 Performance Goals, Evaluation and Awards

Compensation for our NEOs for 2011 consisted of base salaries, MJO Bonuses, long-term incentive plan compensation and performance-based equity awards. In this section we describe the programs pursuant to which compensation was paid to our NEOs for 2011 performance, including the goals that were established, the evaluation of the NEOs’ performance against these goals and the awards that were made as a result of these evaluations.

2011 Performance Goals, Evaluation and Awards — MJO Bonus

On an annual basis, the Compensation Committee approves performance goals and establishes an MJO Bonus formula that provides a guideline for the determination of individual MJO Bonuses. For 2011, the total bonus pool for all bonus-eligible employees was determined based on the degree to which performance goals were attained. Subject to limitations in our 2007 Cash Incentive Plan, the Compensation Committee may exercise its judgment to increase or decrease the actual amount of the MJO Bonus to a particular NEO to reflect performance. The formula components for 2011 were as follows:

Annual MJO Target ($)	x	Percentage of MJOs Attained (%)	x	Percentage of Company Goals Attained (%)	=	MJO Bonus ($)

The “Percentage of MJOs Attained” is the result of the Compensation Committee’s evaluation of the NEOs following completion of the performance year against previously determined MJOs. The Compensation Committee evaluates the performance of our CEO and the performance of our other NEOs is evaluated by the Compensation Committee with significant input from our CEO.

The “Percentage of Company Goals Attained” is the result of the Compensation Committee’s evaluation of Company performance following completion of the performance year against previously determined performance goals approved by the Compensation Committee. Payment of MJO Bonuses is contingent on the Company achieving its performance goal.

In March 2011, the Compensation Committee approved performance goals, or MJOs, applicable to the 2011 performance year, which were the same for all NEOs. The Compensation Committee also established 2011 MJO Bonus targets at 175% of base salary for Mr. Carlson, 100% of base salary for Messrs. Truess and Zoretic and 75% of base salary for Mr. Littel and Dr. McCluskey. The MJOs are set forth in the table below, as are the relative weights assigned to each MJO, the Compensation Committee’s rationale in selecting the MJOs, the means by which performance of the MJO is measured and the NEOs’ actual performance against the MJOs. The Compensation Committee set points below and above each performance goal that, if attained, would equate to various levels of funding of the Company’s annual cash bonus pool for the 2011 performance year from 0% to 180% of target. The pool is the aggregate amount that may be paid to all Company employees who are eligible to receive MJO bonuses and is adjusted based upon the attainment of the performance goals between the minimum and maximum levels of funding (0% and 180%). Individual executives may be awarded in excess of 180% of their individual Annual MJO Target with Compensation Committee approval.

In February 2012, the Compensation Committee evaluated the Company’s and NEOs’ performance against the goals established to determine the appropriate funding of the Company’s bonus pool and the cash bonus amount to be paid to each executive. Based on the Company’s 2011 audited consolidated financial statements, projected premium revenue for the Texas business, an assessment of the Company’s performance on clinical and service quality measurements and successful accreditation of certain of the Company’s health plans, the Compensation Committee determined that the Company and NEOs had met the level of performance necessary to fund the bonus pool, resulting in a total bonus pool of 110% of the target set for fiscal year 2011. The Compensation Committee determined that the NEOs had successfully achieved the MJOs as set forth under the column in the table below labeled “Performance Result.” As a result, the Compensation Committee authorized and approved payment of MJO bonuses to the NEOs at 110% of target consistent with the formula approved by the Committee in March 2011 for determining MJO bonus awards.

MJO	Relative Weight	Rationale	Measurement	Performance Result
Earnings per share of $3.45 - $4.25	70%	EPS is an important measure of the Company’s current financial performance and a critical factor supporting cash flow, as well as a significant driver of stockholder return.	Determined using the Company’s audited consolidated financial statements.	This MJO was met. The Company achieved 2011 EPS of $3.82.
Business Development Expand business in Texas by bidding successfully to retain existing business and to expand the products offered to Texas residents and the overall number of Texas residents served.	10%	This goal was selected due to the significance of the Texas business to the Company’s overall financial results.	Determined based upon incremental revenues for Texas as a result of the successful bid.	This MJO was exceeded. The Company won its bid to retain the majority of its existing business and expand its Texas business into new service areas.
Clinical quality improvements Continue broad based strategy to demonstrate the Company’s favorable impact on the quality of care received by its members and performance relative to peers, including achievement of National Committee for Quality Assurance accreditation or re-accreditation for certain health plans and certain targeted Health Effectiveness Data and Information Set improvements.	10%	Facilitating the provision of high quality health care to our members is a critical success factor for the Company. Quality health care is important for the well-being of the Company’s members and is an important component of the value proposition offered by the managed care industry.	Determined in the Compensation Committee’s judgment based on its review of the NEOs’ overall performance against specific criteria.	This MJO was met. Certain of the Company’s health plans were accredited or re-accredited and the Compensation Committee determined, in its discretion, that the NEOs had successfully accomplished their clinical quality improvement performance goals.
Service quality improvements Demonstrate the Company’s commitment to service excellence through the accomplishment of initiatives related to claims processing, payment accuracy and call handling.	10%	Delivering high service quality, particularly in the areas of accurate claims processing and call center customer service satisfaction, is critical to the Company’s performance. The level of service quality impacts the satisfaction of our members, our network providers and state government partners.	Determined in the Compensation Committee’s judgment based on its review of the NEOs’ overall performance against specific criteria.	This MJO was met. The Compensation Committee determined, in its discretion, that the NEOs had successfully accomplished their service quality improvement performance goals.

2011 Performance Goals, Evaluation and Awards — Long-Term Incentive Program

The Company implemented a new structure for its long-term incentive program for the period from January 1, 2011 to December 31, 2013 (the “2014 LTIP”) and subsequent three-year performance periods. Under the 2014 LTIP, the Compensation Committee established an aggregate long-term incentive target award for each NEO (expressed as a dollar value). For our NEOs, this aggregate target amount was allocated equally (25%) across four award types: stock options, time-based restricted stock, performance-based cash awards and performance-based equity awards, with the following key characteristics:

Award Type	Key Characteristics
Stock Options	• issued pursuant to 2009 Equity Incentive Plan • represent 25% of long-term incentive target • vests ratably over approximately 4 years
Restricted Stock	• issued pursuant to 2009 Equity Incentive Plan • represents 25% of long-term incentive target • vests ratably over approximately 4 years
Performance Share Units

• issued pursuant to 2009 Equity Incentive Plan

• represent 25% of long-term incentive target

• cliff vest in accordance with performance metrics in March 2014, the year following the three-year performance period

Performance Cash

• paid pursuant to the 2007 Cash Incentive Plan

• represents 25% of long-term incentive target

• paid in accordance with performance metrics in March 2014, the year following the three-year performance period

In March of 2011, the Compensation Committee established 2014 LTIP target awards at 342% of base salary for Mr. Carlson, 200% of base salary for Messrs. Truess and Zoretic and 100% of base salary for Mr. Littel and Dr. McCluskey. As a result, each NEO was awarded 25% of these targeted amounts in stock options and 25% in time-based restricted stock, subject to the vesting and other conditions noted in the table above. Performance share units and performance cash awards, each representing 25% of the 2014 LTIP target award, will be determined based on the degree to which the Company meets financial metrics related to return on equity, net income margin and revenue growth.

The performance goal for each of the financial metrics established for the 2014 LTIP is stated as a range that generally results in awards of 100% of target if actual performance falls within the range. However, performance below the range or above the range can result in actual awards as low as 0% and as high as 200% of target depending on the extent to which actual performance deviates from the range established.

In an effort to ensure that our 2014 LTIP is consistent with the objectives of our executive compensation program, a total stockholder return (“TSR”) governor is utilized for aggregate performance award percentages that fall below 50% of target or above 150% of target. If the above financial metrics generate an award that is greater than 150% of target then the Company must also demonstrate a TSR that is greater than the median of its peer group. Otherwise, the award is capped at 150%. Conversely, if the above financial metrics generate an award that is less than 50% of target and the Company outperformed its peer group in TSR over the same time period, the minimum award is fixed at 50% of target.

Awards under Predecessor Long-Term Incentive Plans for 2011 Performance

In previous years, the Compensation Committee established long-term cash incentive awards for the three-year cycle beginning January 1, 2009 and ending December 31, 2011 (the “2012 LTIP”) and the three-year cycle beginning January 1, 2010 and ending December 31, 2012 (the “2013 LTIP”). In March 2011, the Compensation Committee authorized the funding of 100% of the third installment of the 2012 LTIP Award and 100% of the second installment of the 2013 LTIP Award as a result of the Company’s solid financial and operational performance in 2011. These awards differ from our new long-term incentive compensation program described above. A detailed description of the plans pursuant to which these long-term cash incentive awards were made can be found in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders.

Outperform Equity Awards

In previous years, the Company has also maintained an “outperform” equity program that has been replaced by our new long-term incentive compensation program described beginning on page 32. As a result, the outperform equity program will terminate in fiscal year 2013 upon grant of any awards related to performance for fiscal year 2012 under the program. In the event that the Company exceeds the median performance of our peers with respect to certain financial performance metrics discussed below, the Compensation Committee may make additional equity awards with a value designed to increase the total compensation level of the NEOs in accordance with the percentile equivalent of the Company’s level of performance.

These performance-based equity awards are determined as follows:

•

Results are measured relative to two peer groups, our Industry Peer Group and the S&P Healthcare Index (collectively, our “Equity Comparison Group”). We have chosen to compare our performance versus the companies in the S&P Healthcare Index, in addition to our Industry Peer Group, because our Industry Peer Group contains relatively few companies and trends in our industry generally affect our performance and the performance of our peers in a relatively similar manner. As a result, a comparison versus our Industry Peer Group alone may not give a true indication of our performance or our creation of stockholder value versus the broader market. To the extent we outperform the S&P Healthcare Index resulting in a positive return for our stockholders on a relative basis, we believe that our NEOs should be eligible to receive compensation above the median level.

•	Performance metrics applicable to outperform equity awards include total stockholder return, revenue growth and EPS growth.

•	Results for each company in each peer group are measured for the one-year and three-year periods ending with the immediately preceding fiscal year, and weighted equally.

•	Overall results are weighted two-thirds to our Industry Peer Group and one-third to the companies in the S&P Healthcare Index.

For purposes of determining the outperform equity award, if any, the Compensation Committee generally analyzes the Company’s performance when peer information becomes available, which may occur after the time the Compensation Committee generally evaluates performance for the purposes of determining MJO Bonuses and long-term incentive compensation. As a result, outperform equity awards may not be reported in the same proxy statement as the MJO Bonuses and long-term incentive compensation for the applicable performance year, as was the case for the 2010 performance year, which is discussed below.

In May 2011, the Compensation Committee evaluated the Company’s 2010 performance for the purposes of determining whether an outperform grant should be made to our NEOs in connection with the 2010 performance year. The Compensation Committee determined that our Company and our NEOs performed above the median level in 2010 relative to the Equity Comparison Group for the one- and three-year measurements. As a result, our NEOs received outperform equity grants in May 2011 for 2010 performance in the form of restricted stock that vests in four equal annual installments beginning April 30, 2012 and on each April 30th thereafter such that the award will be fully vested on April 30, 2015.

At the end of March 2012, the Compensation Committee evaluated the Company’s 2011 performance for the purposes of determining whether an outperform grant should be made to our NEOs in connection with the 2011 performance year. The Compensation Committee determined that our Company and our NEOs performed above the median level in 2011 relative to the Equity Comparison Group for the one- and three-year measurements. As a result, our NEOs received outperform equity grants in March 2012 for 2011 performance in the form of restricted stock that vests in four equal annual installments beginning April 30, 2013 and on each April 30th thereafter such that the award will be fully vested on April 30, 2016. These awards will be reported in the Executive Compensation Tables in the proxy statement for the 2012 Annual Meeting.

Section IV — Additional Information Regarding Our Compensation Programs

Employee Benefits and Limited Perquisites

Our NEOs receive benefits that are available generally to other employees, including: medical, dental and vision plans, a 401(k) plan with a Company match, an Employee Stock Purchase Plan, flexible spending accounts, life insurance and voluntary supplemental life insurance, short- and long-term disability insurance, paid accumulated leave, and a nonqualified deferred compensation plan, which is described below.

We provide limited perquisites to our NEOs, including an annual medical exam, term life insurance and limited personal use of an aircraft, subject to full reimbursement for such use, which the Company utilizes under a fractional share ownership program. We provide Mr. Carlson with term life insurance with a death benefit equal to the amount of his base salary. The value of this term life insurance benefit is imputed as income to Mr. Carlson and he is taxed on the imputed value. In 2011, no NEO used the aircraft for solely personal use. On occasion, spouses or other guests of NEOs may accompany the NEO on business trips when space is available. Generally, the cost of that travel is imputed as income to the NEO. In 2011, imputed income did not exceed $5,000 for any NEO and any such amounts are included in the “All Other Compensation” column in the Summary Compensation Table on page 38.

Equity Award Granting Practices

We generally make annual equity grants in March with respect to restricted stock, performance share units and one-half of the options to be awarded to our NEOs under our long-term incentive program. The remaining options to be awarded are granted in September. The option grant is bifurcated to provide diversification with respect to the exercise price of the option.

The exercise price of stock option awards is no less than the fair market value of our common stock as determined under our 2009 Equity Incentive Plan. We use the closing market price of our common stock on the date of grant as the fair market value. From time-to-time, we also make off-cycle equity awards in connection with the recruiting and hiring of new key employees or to current employees for retention or incentive purposes.

Delegation of Authority

The Compensation Committee has delegated limited authority to the Company’s CEO to grant equity awards to new employees below the Executive Vice President-level. The Compensation Committee believes that this delegation of authority allows the Company to meet its ongoing business needs in an efficient manner.

Termination and Change in Control Payments

Change in Control Benefit Policy

We adopted a Change in Control Benefit Policy (the “CIC Policy”) in 2007 that is applicable to certain executives, including our NEOs. Our CIC Policy generally provides for a lump-sum severance payment (“CIC Severance Payments”) to our NEOs if a qualifying change in control of the Company occurs and, within two years following such change in control, involuntary termination of the executive’s employment or voluntary termination of the executive’s employment occurs following certain material or adverse changes in the executive’s employment.

The CIC Severance Payment is equal to the product of:

•	the sum of the executive’s annual base salary and the executive’s target annual bonus for the year in which the change in control occurs, multiplied by

•

a multiple, selected by our Compensation Committee and ranging from 1 to 3. For the purposes of calculating such payment, the Compensation and Organizational Management Committee has set a 3x multiple for our CEO and a 2x multiple for the other NEOs.

Our CIC Policy also provides that, upon a change of control, eligible executives will receive:

•	a lump sum payment equal to the participant’s cash target for any long-term incentive compensation award that has been established for such executive as of the date of the change in control; and

•	any unpaid but earned annual MJO Bonus plus any pro-rated annual MJO Bonus for the year in which the change in control occurs.

Under our CIC Policy, if an executive’s payment upon a change in control is an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the payment exceeds the threshold that would make such payment an excess parachute payment by at least 20%, then the Company will pay the executive an additional cash payment (the “Gross-Up Payment”) in an amount such that after payment by the executive of all taxes, the executive will retain an amount equal to the taxes imposed upon both the change in control payment and the Gross-Up Payment. In the event that the change in control payment exceeds the threshold by less than 20%, then the change in control payment will be reduced so that such payment will not be considered an excess parachute payment.

Potential payments under our CIC Policy applicable to our NEOs are set forth in the Potential Change in Control Awards table on page 45.

Severance Plan

We adopted a severance plan (the “Severance Plan”) in 2008. The Severance Plan provides for severance payments in the event of involuntary termination of employment without cause (exclusive of circumstances entitling the employee to benefits under the CIC Policy) as determined by the Company in its discretion. All of our current NEOs except Mr. Carlson may be eligible for severance payments under the Severance Plan. The terms of Mr. Carlson’s Employment Agreement with the Company, which is described below under “Other Executive Agreements and Arrangements,” apply with respect to severance benefits in the event of a termination of employment without cause.

Under the terms of the Severance Plan, in the event of termination of employment without cause and eligibility under the Severance Plan as determined by the Company in its discretion, our current NEOs (other than Mr. Carlson) may be entitled to severance payments, less applicable taxes, equal to the sum of:

•	annual base salary in effect at the time of termination of employment; plus

•

(i) if the termination of employment occurs on or before March 15 of a particular year, an amount equal to the annual MJO Bonus for the immediately preceding fiscal year that the NEO would have received (not to exceed target), taking into account the Company’s accrual for annual cash bonuses, or (ii) if the termination of employment occurs after March 15 of a particular year, one-half of the NEO’s target MJO Bonus for the fiscal year prior to the fiscal year in which the termination occurs; plus

•	for cash long-term incentive plan awards that are payable in fiscal year 2012 or 2013, any unpaid installments for which the Compensation Committee has approved funding, if any; plus

•

for cash long-term incentive plan awards granted in or after 2011, the amount of any prorated (based on completed months) cash awards, to the extent the Company has met the performance criteria under the applicable terms of the award as of the date of termination.

Our NEOs may also be eligible for COBRA payment assistance and outplacement assistance under the Severance Plan. Receipt of any payments or other benefits under the Severance Plan are conditioned upon, among other things, the NEO’s execution and delivery of a general release of all claims in the form requested by the Company. Potential payments under our Severance Plan applicable to our NEOs are set forth in the Potential Involuntary Termination Severance Payments table on page 46.

Other Executive Agreements and Arrangements

Employment Agreement

The Company maintains an employment agreement with Mr. Carlson that commenced on January 16, 2008, but does not maintain employment agreements with any of the other NEOs. Mr. Carlson earns an annual base salary that is reviewed for adjustment on an annual basis by the Board. Mr. Carlson is also eligible to participate in the Company’s cash and equity incentive plans in accordance with the terms and conditions of the plans, including such opportunities and limitations as may be applicable to his position. He is also eligible to participate in the Company’s other compensation and benefits plans on the same basis as other executive officers of the Company. Payments to Mr. Carlson under the Employment Agreement in the event of termination of his employment are described below under Change in Control and Termination Payments on page 35.

Tax and Accounting Considerations

We take into account certain tax effects when setting compensation, specifically Section 162(m) of the Code, which generally provides that compensation paid by a publicly held corporation to its chief executive officer and certain other highly compensated executive officers in excess of $1 million per year per executive will be deductible only if paid pursuant to qualifying performance-based compensation plans approved by our stockholders.

It is our policy to maximize the effectiveness of our compensation programs while also taking into consideration the requirements of Section 162(m) of the Code and other limitations on the deductibility of executive compensation. In that regard, we intend to maintain the flexibility to take actions which we deem to be in the best interests of the Company and its stockholders. Accordingly, although we intend to preserve the deductibility of compensation to the extent consistent with our overall compensation policy, we reserve the authority to award non-deductible compensation as we deem appropriate.

The Patient Protection and Affordable Care Act amended Section 162(m) for health insurance companies to provide that, in general, for compensation which is paid or would otherwise become deductible after 2012, no deduction will be allowed to the extent total compensation for an individual exceeds $500,000 for the year. This limitation will apply to certain individuals compensated by the Company, including our NEOs, and when effective will replace the limitation described above. This new rule includes compensation earned for services after 2009 but which is paid or would otherwise become deductible after 2012.

We also take into account certain accounting implications when setting compensation. Specifically, in setting the amount of, and allocating between, different types of equity awards, we consider the effect of Financial Accounting Standards Board Accounting Standards Codification 718 Compensation — Stock Compensation (“FASB ASC 718”) on our earnings. We seek to strike a balance among the purposes of the awards, motivation and retention, and the effect of expensing such grants as required by FASB ASC 718.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards(1) $		Option Awards(3) $	Non-Equity Incentive Plan Compensation $		All Other Compensation $		Total $

James G. Carlson	2011	805,962	—	2,675,747	(2)	623,574	2,043,334	(4)	21,700	(5)	6,170,317
(Chairman, Chief Executive Officer and President)	2010	789,615	468,645	5,373,771		483,907	3,340,939		34,665		10,491,542
	2009	775,000	798,958	1,123,760		2,178,295	341,667		14,569		5,232,249

James W. Truess	2011	551,692	—	1,122,770	(2)	250,135	815,000	(4)	9,807		2,749,404
(Executive Vice President and Chief Financial Officer)	2010	535,962	185,000	2,799,987		197,004	1,320,000		10,360		5,048,313
	2009	525,000	312,500	300,000		723,603	166,667		7,703		2,035,473

Richard C. Zoretic	2011	551,692	—	1,122,770	(2)	250,135	815,000	(4)	10,138		2,749,735
(Executive Vice President and Chief Operating Officer)	2010	535,962	185,000	2,799,987		197,004	1,320,000		9,673		5,047,626
	2009	525,000	312,500	300,000		723,603	166,667		12,461		2,040,231

John E. Littel	2011	343,269	—	499,696	(2)	78,731	356,666	(4)	13,524		1,291,886
(Executive Vice President, External Relations)	2010	322,308	16,667	912,504		38,414	431,249		15,901		1,737,043
	2009	315,000	104,167	91,333		172,052	66,667		4,967		754,186

Mary T. McCluskey, M.D.	2011	342,308	—	495,738	(2)	77,598	351,666	(4)	6,750		1,274,060
(Executive Vice President and Chief Medical Officer)	2010	332,308	17,667	912,504		36,939	431,249		6,715		1,737,382
	2009	325,000	104,167	137,487		219,887	66,666		150,490		1,003,697

(1)

Amounts reflected under Stock Awards represent the grant date fair value of restricted stock awards at the closing market price of our common stock on the date of grant. Fair Value of 2014 LTIP performance-based awards were calculated using a Monte Carlo valuation model to include the impact of the market condition related to the Company’s TSR relative to its peer group as detailed in Footnote 12 to the audited consolidated financial statements in our 2011 Form 10-K.

(2)

2011 Stock Awards sets forth the sum of the following: (i) 2011 equity outperform awarded in the form of time-based restricted stock; (ii) time-based restricted stock awards; (iii) performance-based restricted stock and; (iv) performance-based cash. Performance-based awards include a market condition related to the Company’s TSR relative to its peer group. Amounts reflected for performance-based restricted stock and performance-based cash represent the most probable grant value as of the grant date, which was at 100% of the target value. The maximum potential value awarded based on the performance conditions is 200% of the target value as detailed in the Grants of Plan-Based Awards Table on page 39. Each of the components is detailed below at 100% of the target value as applicable:

	2011 Equity Outperform $	2014 LTIP Award			Total Stock Award $
Name		Time-Based Restricted Stock $	Performance- Based Restricted Stock $	Performance- Based Cash $
James G. Carlson	499,995	741,376	741,376	693,000	2,675,747
James W. Truess	249,998	297,386	297,386	278,000	1,122,770
Richard C. Zoretic	249,998	297,386	297,386	278,000	1,122,770
John E. Littel	224,998	93,599	93,599	87,500	499,696
Mary T. McCluskey, M.D.	224,998	92,245	92,245	86,250	495,738

(3)

Amounts reflected under Option Awards represent the grant date fair value of stock option awards using a Black-Scholes-Merton option-pricing model. The assumptions used in this model are detailed in Footnote 11 to the audited consolidated financial statements in our 2011 Form 10-K.

(4)

Non-Equity Incentive Plan Compensation sets forth the MJO Bonus earned for the year ended December 31, 2011, the second one-third installment of the 2013 LTIP Awards and the final one-third installment of the 2012 LTIP Awards. Each of the components is detailed below:

Name	2011 MJO Bonus $	2013 LTIP $	2012 LTIP $	Total Non-Equity Incentive Plan Compensation $
James G. Carlson	1,560,000	241,667	241,667	2,043,334
James W. Truess	615,000	100,000	100,000	815,000
Richard C. Zoretic	615,000	100,000	100,000	815,000
John E. Littel	290,000	33,333	33,333	356,666
Mary T. McCluskey, M.D.	285,000	33,333	33,333	351,666

(5)	Amounts reflect other compensation for Mr. Carlson related to Company match to 401(k) contributions, group term life benefits, Company paid spousal travel and executive health benefits.

Grants of Plan Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units #	All Other Option Awards: Number of Securities Underlying Options #	Exercise or Base Price of Option Awards(5) $	Grant Date Fair Value of Stock and Option Awards $
Name	Grant Date		Threshold $	Target $	Maximum $	Threshold $	Target $	Maximum $
James G. Carlson	3/3/2011	(1)	—	—	—	—	—	—	—	14,312	58.83	352,218
	9/2/2011	(1)	—	—	—	—	—	—	—	14,312	47.30	271,356
	3/3/2011	(2)	—	—	—	—	741,376	1,482,751	12,602	—	—	741,376
	3/3/2011	(2)	—	—	—	—	693,000	1,386,000	—	—	—	—
	3/3/2011	(1)	—	—	—	—	—	—	12,602	—	—	741,376
	3/3/2011	(3)	—	1,418,000	2,836,000	—	—	—	—	—	—	—
	5/12/2011	(4)	—	—	—	—	—	—	7,380	—	—	499,995
James W. Truess	3/3/2011	(1)	—	—	—	—	—	—	—	5,741	58.83	141,286
	9/2/2011	(1)	—	—	—	—	—	—	—	5,741	47.30	108,849
	3/3/2011	(2)	—	—	—	—	297,386	594,771	5,055	—	—	297,386
	3/3/2011	(2)	—	—	—	.—	278,000	556,000	—	—	—	—
	3/3/2011	(1)	—	—	—	—	—	—	5,055	—	—	297,386
	3/3/2011	(3)	—	556,000	1,112,000	.—	—	—	—	—	—	—
	5/12/2011	(4)	—	—	—	—	—	—	3,690	—	—	249,998
Richard C. Zoretic	3/3/2011	(1)	—	—	—	—	—	—	—	5,741	58.83	141,286
	9/2/2011	(1)	—	—	—	—	—	—	—	5,741	47.30	108,849
	3/3/2011	(2)	—	—	—	—	297,386	594,771	5,055	—	—	297,386
	3/3/2011	(2)	—	—	—	—	278,000	556,000	—	—	—	—
	3/3/2011	(1)	—	—	—	—	—	—	5,055	—	—	297,386
	3/3/2011	(3)	—	556,000	1,112,000	—	—	—	—	—	—	—
	5/12/2011	(4)	—	—	—	—	—	—	3,690	—	—	249,998
John E. Littel	3/3/2011	(1)	—	—	—	—	—	—	—	1,807	58.83	44,470
	9/2/2011	(1)	—	—	—	—	—	—	—	1,807	47.30	34,261
	3/3/2011	(2)	—	—	—	—	93,599	187,197	1,591	—	—	93,599
	3/3/2011	(2)	—	—	—	—	87,500	175,000	—	—	—	—
	3/3/2011	(1)	—	—	—	—	—	—	1,591	—	—	93,599
	3/3/2011	(3)	—	263,000	526,000	—	—	—	—	—	—	—
	5/12/2011	(4)	—	—	—	—	—	—	3,321	—	—	224,998
Mary T. McCluskey, M.D.	3/3/2011	(1)	—	—	—	—	—	—	—	1,781	58.83	43,830
	9/2/2011	(1)	—	—	—	—	—	—	—	1,781	47.30	33,768
	3/3/2011	(2)	—	—	—	—	92,245	184,491	1,568	—	—	92,245
	3/3/2011	(2)	—	—	—	—	86,250	172,500	—	—	—	—
	3/3/2011	(1)	—	—	—	—	—	—	1,568	—	—	92,245
	3/3/2011	(3)	—	259,000	518,000	—	—	—	—	—	—	—
	5/12/2011	(4)	—	—	—	—	—	—	3,321	—	—	224,998

(1)

As more fully described above, as part of the 2014 LTIP Award, each eligible participant was assigned a long-term incentive target award with multiple components. These components include stock option and time-based restricted stock awards and appear in their respective categories in the Summary Compensation Table on page 38.

(2)

As more fully described above, as part of the 2014 LTIP Award, each eligible participant was assigned a long-term incentive target award with multiple components. These components include performance-based cash and equity awards which are based upon achievement of the certain metrics at the conclusion of the three-year performance period. At the conclusion of the performance period 0-200% of target may be awarded. Accordingly, the threshold for these awards is $0. Under certain performance conditions the market condition may ultimately impact the total cash and number of performance share units awarded. These awards are included in the Stock Award section of the Summary Compensation Table on page 38 as the plans include a performance measure based upon the price of the Company’s stock.

(3)

Amounts represent awards for MJO Bonuses. The threshold represents the amount payable if the NEO does not achieve his or her MJOs and the Company does not meet its performance goals such that the MJO Bonuses are not funded. The target represents the MJO Annual Target set by the Committee for the NEO and is payable if the NEO attains 100% of his or her MJOs and the Company meets its performance goals. The maximum is payable if the NEO attains 100% of his MJOs and the Company exceeds its performance goals by a specified level.

(4)	Amount represents an outperform award related to the 2010 performance year as more fully described above.

(5)	The closing price of our common stock on the date of the grant.

Outstanding Equity Awards at Fiscal 2011 Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) #	Number of Securities Underlying Unexercised Options (Unexercisable) #	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price $		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested #		Market Value of Shares or Units of Stock that Have Not Vested $	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested #		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested $
James G. Carlson	94,606	—	—	18.54		2/11/2014
	50,824	—	—	32.74		3/13/2014	—		—	—		—
	140,000	—	—	41.60		2/9/2015	—		—	—		—
	87,211	—	—	30.63		3/12/2015	—		—	—		—
	12,396	—	—	36.01		3/13/2014	—		—	—		—
	43,606	—	—	33.69		3/12/2015	—		—	—		—
	60,000	20,000	—	30.63	(1)	3/12/2015	—		—	—		—
	88,782	29,594	—	31.44	(2)	5/7/2016	—		—	—		—
	27,005	9,002	—	34.58	(3)	5/7/2016	—		—	—		—
	14,862	14,862	—	36.62	(4)	5/13/2017	—		—	—		—
	3,578	10,734	—	58.83	(5)	3/3/2018	—		—	—		—
	3,578	10,734	—	47.30	(6)	9/2/2018	—		—	—		—
	—	—	—	—		n/a	2,725	(7)	160,993	—		—
	—	—	—	—		n/a	17,872	(8)	1,055,878	—		—
	—	—	—	—		n/a	111,032	(9)	6,559,771	—		—
	—	—	—	—		n/a	10,062	(10)	594,463	—		—
	—	—	—	—		n/a	12,602	(11)	744,526	—		—
	—	—	—	—		n/a	7,380	(12)	436,010	—		—
	—	—	—	—		n/a	—		—	20,123	(13)	1,188,867
	—	—	—	—		n/a	—		—	12,602	(14)	744,526
James W. Truess	14,671	—	—	30.63		3/12/2015	—		—	—		—
	7,336	—	—	33.69		3/12/2015	—		—	—		—
	—	212,627	—	24.48	(16)	11/7/2015	—		—	—		—
	27,486	9,163	—	31.44	(2)	5/7/2016	—		—	—		—
	10,995	3,665	—	34.58	(3)	5/7/2016	—		—	—		—
	6,050	6,051	—	36.62	(4)	5/13/2017	—		—	—		—
	1,435	4,306	—	58.83	(5)	3/3/2018	—		—	—		—
	1,435	4,306	—	47.30	(6)	9/2/2018	—		—	—		—
	—	—	—	—		n/a	—		—	—		—
	—	—	—	—		n/a	1,480	(7)	87,438	—		—
	—	—	—	—		n/a	4,771	(8)	281,871	—		—
	—	—	—	—		n/a	62,634	(9)	3,700,417	—		—
	—	—	—	—		n/a	4,096	(10)	241,992	—		—
	—	—	—	—		n/a	5,055	(11)	298,649	—		—
	—	—	—	—		n/a	3,690	(12)	218,005	—		—
	—	—	—	—		n/a	25,531	(15)	1,508,371	—		—
	—	—	—	—		n/a	—		—	8,193	(13)	484,042
	—	—	—	—		n/a	—		—	5,055	(14)	298,649

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) #	Number of Securities Underlying Unexercised Options (Unexercisable) #	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price $		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested #		Market Value of Shares or Units of Stock that Have Not Vested $	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested #		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested $
Richard C. Zoretic	3,258	—	—	30.63		3/12/2015	—		—	—		—
	1,629	—	—	33.69		3/12/2015	—		—	—		—
	—	212,627	—	24.48	(16)	11/7/2015	—		—	—		—
	27,486	9,163	—	31.44	(2)	5/7/2016	—		—	—		—
	10,995	3,665	—	34.58	(3)	5/7/2016	—		—	—		—
	6,050	6,051	—	36.62	(4)	5/13/2017	—		—	—		—
	1,435	4,306	—	58.83	(5)	3/3/2018	—		—	—		—
	1,435	4,306	—	47.30	(6)	9/2/2018	—		—	—		—
	—	—	—	—		n/a	1,327	(7)	78,399	—		—
	—	—	—	—		n/a	4,771	(8)	281,871	—		—
	—	—	—	—		n/a	62,634	(9)	3,700,417	—		—
	—	—	—	—		n/a	4,096	(10)	241,992	—		—
	—	—	—	—		n/a	5,055	(11)	298,649	—		—
	—	—	—	—		n/a	3,690	(12)	218,005	—		—
	—	—	—	—		n/a	25,531	(15)	1,508,371	—		—
	—	—	—	—		n/a	—		—	8,193	(13)	484,042
	—	—	—	—		n/a	—		—	5,055	(14)	298,649
John E. Littel	10,426	—	—	13.39		2/10/2013	—		—	—		—
	3,126	—	—	18.54		2/11/2014	—		—	—		—
	60,000	—	—	41.60		2/9/2015	—		—	—		—
	6,015	—	—	30.63		3/12/2015	—		—	—		—
	3,007	—	—	33.69		3/12/2015	—		—	—		—
	1,462	—	—	36.01		3/13/2014	—		—	—		—
	—	34,020	—	24.48	(16)	11/7/2015	—		—	—		—
	7,083	2,361	—	31.44	(2)	5/7/2016	—		—	—		—
	2,061	688	—	34.58	(3)	5/7/2016	—		—	—		—
	1,134	1,135	—	36.62	(4)	5/13/2017	—		—	—		—
	451	1,356	—	58.83	(5)	3/3/2018	—		—	—		—
	451	1,356	—	47.30	(6)	9/2/2018	—		—	—		—
	—	—	—	—		—	768		45,373	—		—
	—	—	—	—		—	306		18,078	—		—
	—	—	—	—		—	22,776		1,345,606	—		—
	—	—	—	—		—	1,453		85,843	—		—
	—	—	—	—		—	4,085		241,342	—		—
	—	—	—	—		—	1,591	(11)	93,996	—		—
	—	—	—	—		—	3,321	(12)	196,205	—		—
	—	—	—	—		—	—		—	1,536	(13)	90,747
	—	—	—	—		—	—		—	1,591	(14)	93,996
Mary T. McCluskey, M.D.	6,563	—	—	34.48		10/1/2014	—		—	—		—
	564	—	—	30.63		3/12/2015	—		—	—		—
	282	—	—	33.69		3/12/2015	—		—	—		—
	9,620	3,207	—	31.44	(2)	5/7/2016	—		—	—		—
	2,061	688	—	34.58	(3)	5/7/2016	—		—	—		—
	1,134	1,135	—	36.62	(4)	5/13/2017	—		—	—		—
	445	1,336	—	58.83	(5)	3/3/2018	—		—	—		—
	445	1,336	—	47.30	(6)	9/2/2018	—		—	—		—
	—	—	—	—		n/a	153	(7)	9,039	—		—
	—	—	—	—		n/a	2,187	(8)	129,208	—		—
	—	—	—	—		n/a	22,776	(9)	1,345,606	—		—
	—	—	—	—		n/a	768	(10)	45,373	—		—
	—	—	—	—		n/a	1,568	(11)	92,637	—		—
	—	—	—	—		n/a	3,321	(12)	196,205	—		—
	—	—	—	—		n/a	—		—	1,536	(13)	90,747
	—	—	—	—		n/a	—		—	1,568	(14)	92,637

(1)

Options granted March 12, 2008 and expiring March 12, 2015 with an option price of $30.63 vest at a rate of 50% on March 12, 2010 and 25% on each of the following grant date anniversaries. They will be fully vested on March 12, 2012.

(2)

Options granted May 7, 2009 and expiring May 7, 2016 with an option price of $31.44 vest at a rate of 12.5% on June 30, 2009 and 6.25% quarterly thereafter. They will be fully vested on December 31, 2012.

(3)

Options granted May 7, 2009 and expiring May 7, 2016 with an option price of $34.58 vest at a rate of 12.5% on June 30, 2009 and 6.25% quarterly thereafter. They will be fully vested on December 31, 2012.

(4)

Options granted May 13, 2010 and expiring May 13, 2017 with an option price of $36.62, vest at a rate of 12.5% on June 30, 2010 and 6.25% quarterly thereafter. They will be fully vested on December 31, 2013.

(5)	Options granted March 3, 2011 and expiring March 3, 2018 with an option price of $58.83, vest annually at a rate of 25% on December 31 and will be fully vested on December 31, 2014.

(6)	Options granted September 2, 2011 and expiring September 2, 2018 with an option price of $47.30, vest annually at a rate of 25% on December 31 and will be fully vested on December 31, 2014.

(7)	Restricted stock awards granted March 12, 2008 vest annually at a rate of 25% and will be fully vested on March 12, 2012.

(8)	Restricted stock awards granted May 7, 2009 vest annually at a rate of 25% and will be fully vested on April 30, 2013.

(9)	Special Equity Retention Awards granted on March 9, 2010 will vest 20% on December 1, 2011 and 2012, vest 25% on December 1, 2013, and fully vested on December 1, 2014.

(10)	Restricted stock awards granted May 13, 2010 vest annually at a rate of 25% and will be fully vested on April 30, 2014.

(11)	Restricted stock awards granted March 3, 2011 vest annually at a rate of 25% and will be fully vested on January 7, 2015.

(12)	Restricted stock awards granted May 12, 2011 vest annually at a rate of 25% and will be fully vested on April 30, 2015.

(13)

Restricted stock awards granted May 14, 2010 vest annually at a rate of 25% per year based on the attainment of certain performance parameters as detailed in Footnote 11 to the audited consolidated financial statements in our 2011 Form 10-K.

(14)	Performance share units granted March 3, 2011 are presented at target level and cliff vest on March 1, 2014 based on attainment of certain performance parameters as described on page 32.

(15)	Restricted stock awards granted November 7, 2008 vest in full on November 7, 2012.

(16)	Options granted November 7, 2008 and expiring November 7, 2015 with an option price of $24.48 and will be fully vested on November 7, 2012.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise #	Value Realized on Exercise $	Number of Shares Acquired on Vesting #	Value Realized on Vesting $
James G. Carlson	274,099	11,813,964	51,955	3,185,277
James W. Truess	215,224	5,812,839	25,589	1,538,013
Richard C. Zoretic	214,366	6,896,491	25,059	1,506,754
John E. Littel	17,235	761,177	7,953	471,490
Mary T. McCluskey, M.D.	32,102	1,024,908	7,708	460,460

Deferred Compensation

We do not maintain a defined benefit pension plan. We do maintain a nonqualified deferred compensation plan that allows executives, including our NEOs, to defer, on a tax-deferred basis, salary and bonus payments. We currently maintain two deferred compensation plans, a plan adopted in 2002 (the “2002 Deferred Compensation Plan”) and a plan adopted in 2005 (the “2005 Deferred Compensation Plan”). We adopted the 2005 Deferred Compensation Plan in order to comply with Section 409A of the Code and applicable regulations. As of January 1, 2005, contributions to the 2002 Deferred Compensation Plan were frozen and any contributions subsequent to that date by executives are to be made to the 2005 Deferred Compensation Plan. In the past, Mr. Carlson has elected to defer compensation under both plans and as of December 31, 2010 had balances under both plans. The terms of the 2005 Deferred Compensation Plan and 2002 Deferred Compensation Plan are materially similar.

The 2005 Deferred Compensation Plan allows executives to defer a percentage of both their base salary and their MJO Bonus. An executive may not defer any portion of his or her LTIP Award. Salary deferral elections must be made at least a month before the beginning of the applicable deferral period and bonus deferral elections must be made at least six months prior to the end of the applicable performance period. The amount deferred is indexed to certain approved investment funds. The Company does not match any portion of the executive’s deferral contribution.

Under the terms of the 2005 Deferred Compensation Plan, an executive elects the deferred compensation distribution terms at the time the executive makes the initial election to make a deferral contribution. The minimum deferred distribution period is five years. The executive may elect that distributions be made upon retirement in a lump sum or ratably over a five, ten or fifteen year period. In the event that the executive’s employment terminates prior to retirement, the executive’s balance in the plan is distributed in accordance with the terms of the plan, but in no event earlier than six months following the date of termination.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year $	Registrant Contributions in Last Fiscal Year $	Aggregate Earnings in Last Fiscal Year $	Aggregate Withdrawals/ Distributions $	Aggregate Balance at Last Fiscal Year End(1) $
James G. Carlson	—	—	(104,658)	—	1,621,791
James W. Truess	—	—	—	—	—
Richard C. Zoretic	—	—	—	—	—
John E. Littel	—	—	—	—	—
Mary T. McCluskey, M.D.	—	—	—	—	—

(1)	Amounts are reflected in the appropriate column in the Summary Compensation Table, or previous Summary Compensation Tables, as applicable.

Change in Control and Termination Payments

Change in Control

Under our CIC Policy (described on page 35), our NEOs would have been entitled to the amounts set forth in the following table had a change in control and a qualifying termination of employment occurred on December 31, 2011.

Potential Change in Control Awards

Name	Base Salary times CIC Multiple(1) $	Target Bonus times CIC Multiple(1) $	Interrupted Performance Cycle Bonus(2) $	Outstanding LTIP Awards for 2012, 2013 & 2014 $	Accelerated Vesting of Options(3) $	Accelerated Vesting of Restricted Stock(4) $	280(g) Gross-Up/ Reductions(5) $	Total Change in Control Award $
James G. Carlson	2,430,000	4,254,000	1,418,000	2,324,250	2,070,458	11,485,034	(1,866,299)	22,115,443
James W. Truess	1,112,000	1,112,000	556,000	953,000	7,887,659	7,119,435	2,126,563	20,866,657
Richard C. Zoretic	1,112,000	1,112,000	556,000	953,000	7,887,659	7,110,396	(725,283)	18,005,772
John E. Littel	700,000	526,000	263,000	312,500	1,301,011	2,211,187	(188,064)	5,125,634
Mary T. McCluskey, M.D.	690,000	518,000	259,000	311,250	147,062	2,001,453	760,277	4,687,042

(1)	The following multiples applied as of December 31, 2011: 3x for Mr. Carlson and 2x for Messrs. Truess, Zoretic and Littel and for Dr. McCluskey.

(2)	Earned but unpaid MJO Bonus target for the 2011 performance year as of December 31, 2011.

(3)

Number of unvested options multiplied by the difference between the closing market price of the Company’s stock on December 30, 2011 of $59.08 and the applicable strike price of the option. No value is assigned to option grants whose strike price is in excess of the closing market price of our common stock at December 30, 2011, if applicable. The value of the vested but unexercised portion of each option has not been included in these amounts because their receipt is not affected or accelerated by the change in control.

(4)	Number of unvested restricted stock awards multiplied by the closing market price of our common stock on December 30, 2011 of $59.08.

(5)

The potential change in control award payments for Messrs. Carlson, Zoretic and Littel exceeded the threshold that would make such payment an excess parachute payment (within the meaning of Section 280G of the Code) by less than 20%. As a result, pursuant to our CIC Policy, the value of the bonus element of the change in control payment has been reduced by $1,866,299, $725,283 and $188,064 for Messrs. Carlson, Zoretic and Littel, respectively to bring the resulting total change in control payment to an amount such that it would not have been considered an excess parachute payment under our CIC Policy. The potential change in control payments for Mr. Truess and Dr. McCluskey exceeded the threshold that would make such payment an excess parachute payment by more than 20%. Therefore, under the CIC Policy, additional cash payments or gross-up payments of $2,126,563 and $760,277 have been added to the payments for Mr. Truess and Dr. McCluskey, respectively.

Termination of Employment

Payments in the case of involuntary termination of Mr. Carlson’s employment are determined under his Employment Agreement, which is described on page 37 under “Other Executive Agreements and Arrangements.” Under the terms of the Employment Agreement, in the event that the Company terminates Mr. Carlson’s employment without cause (as defined in his employment agreement), including as a result of his death or following his permanent disability (as defined in his employment agreement), or in the event Mr. Carlson terminates his employment for changed circumstances (as defined in his employment agreement), the Company will provide him with certain termination and severance benefits, including payments totaling two times the sum of his then current annual base salary and Annual MJO Target. With respect to Mr. Carlson’s outstanding equity awards, all vested and unvested awards (options and restricted stock) would be forfeited upon termination of employment for cause and all unvested awards would be forfeited upon voluntary termination or termination without cause. Termination of Mr. Carlson’s employment following a change in control is controlled by our CIC Policy, as discussed on page 36.

Payments in the case of termination of employment of our NEOs (other than Mr. Carlson) are determined under our Severance Plan, which is described beginning on page 36.

The table below shows the potential payments payable to our NEOs if the NEO’s employment with the Company had terminated on December 31, 2011 (other than a termination of employment in connection with a change in control).

Potential Involuntary Termination Severance Payments

Name	Base Salary $	MJO Bonus $	2012 LTIP Award (Year 1 & 2) $	2013 LTIP Award (Year 1) $	COBRA Subsidy $	Total Severance Payment $
James G. Carlson(1)	1,620,000	2,836,000	483,333	422,917	9,491	5,371,741
James W. Truess(2)	556,000	556,000	200,000	175,000	13,112	1,500,112
Richard C. Zoretic(2)	556,000	556,000	200,000	175,000	12,147	1,499,147
John E. Littel(2)	350,000	263,000	91,667	58,333	12,147	775,147
Mary T. McCluskey, M.D.(2)	345,000	259,000	91,667	58,333	4,718	758,718

(1)

Amounts payable under the terms of Mr. Carlson’s employment agreement in the case of termination without cause are equal to: (i) 2x each for Base Salary and MJO Bonus; (ii) unpaid installments under long-term incentive compensation awards that have been approved and funded; and (iii) COBRA payment assistance. These amounts are also payable in case of termination as a result of death; however, excluding amounts payable under long-term incentive compensation awards, these amounts will be reduced by all amounts payable to Mr. Carlson’s beneficiaries pursuant to any life insurance policies on his life maintained by the Company. These amounts are also payable in case of termination as a result of disability; however, excluding amounts payable under long-term incentive compensation awards, these amounts will be reduced by all amounts payable to Mr. Carlson during the first twenty-four months of disability under any disability insurance coverage provided to him by the Company.

(2)	Amounts are payable to Messrs. Truess, Zoretic, and Littel and Dr. McCluskey under the terms of the Company’s Severance Plan in the case of termination without cause.

COMPENSATION OF DIRECTORS

Directors who are officers or employees of the Company receive no compensation for service as a member of the Board of Directors. Independent Directors receive the compensation described below.

Cash Compensation.    Independent Directors receive a quarterly retainer of $8,750, payable in arrears, and an attendance fee of $2,500 for each Board meeting attended in person and $1,000 for participating by conference call. The chairpersons of the Compensation Committee and the Nominating Committee receive an additional retainer of $15,000, payable $3,750 per quarter, in arrears. The Chairman of the Audit Committee receives an additional retainer of $20,000, payable $5,000 per quarter, in arrears. Our Lead Independent Director receives an additional retainer of $15,000, payable $3,750 per quarter in arrears. Independent Directors receive an attendance fee of $1,500 for each committee meeting attended in person and $1,000 for participating by conference call. Independent Directors are also reimbursed for their reasonable expenses incurred in connection with their service. We also maintain a nonqualified deferred compensation plan that allows our independent Directors to defer, on a tax-deferred basis, receipt of Board and Committee retainer and meeting fees. The Company does not match any portion of the Director’s deferral contribution.

Equity Compensation.    Independent Directors receive an annual equity grant with a value of approximately $170,000, comprised of nonqualified stock options and/or shares of restricted stock, as elected by the director. The date of grant of the award is the day of the Annual Meeting of Stockholders and the grant vests in full on April 30th of the following year.

Independent Director compensation for 2011 is set forth in the following table:

Compensation of Directors

Name	Fees Earned or Paid Cash $	Stock Awards (1)(2) $	Option Awards $	Non-Equity Incentive Plan Compensation $	Change in Pension Value and Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Thomas E. Capps	55,000	169,985	—	—	—	—	224,985
Jeffrey B. Child	82,247	169,985	—	—	—	—	252,232
Emerson U. Fullwood	64,000	169,985	—	—	—	—	233,985
Kay Coles James	83,437	169,985	—	—	—	—	253,422
William J. McBride	83,190	169,985	—	—	—	—	253,175
Hala Moddelmog	59,500	169,985	—	—	—	—	229,485
Joseph W. Prueher	54,310	169,985	—	—	—	—	224,295
Uwe E. Reinhardt, Ph.D.	58,500	169,985	—	—	—	—	228,485
Richard D. Shirk	92,063	169,985	—	—	—	—	262,048
John W. Snow	48,500	169,985	—	—	—	—	218,485

(1)	Amounts reflected under Stock Awards represent the grant date fair value of restricted stock awards at the closing market price of our common stock on date of grant.

(2)	On May 12, 2011, the then current Directors received 2,509 shares of restricted stock that will vest in full on April 30, 2012.

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted on July 21, 2010 (referred to as the “Dodd-Frank Act”), required the Company to provide its stockholders with a non-binding advisory vote with respect to the compensation of our NEOs at the 2011 Annual Meeting of Stockholders. This vote is commonly referred to as “Say-on-Pay”. In addition to the Say-on-Pay vote, at the 2011 Annual Meeting of Stockholders we sought a non-binding stockholder advisory vote on how frequently the Say-on-Pay vote should occur. Our Board recommended and stockholders approved an annual Say-on-Pay vote at the 2011 Annual Meeting. Although the vote was advisory and non-binding, our Board recognizes the importance of receiving regular input from our stockholders on important issues such as our executive compensation programs. Accordingly, we are asking our stockholders to vote on the following resolution:

RESOLVED, that the compensation paid to the executive officers of AMERIGROUP Corporation, as discussed pursuant to Item 402 of Regulation S-K, including as set forth in the Compensation Discussion and Analysis, compensation tables and narrative discussion included in this proxy statement is hereby APPROVED.

The compensation of our NEOs is disclosed in our CD&A beginning on page 25, our “Executive Compensation Tables” beginning on page 38 and related disclosures in this proxy statement. As discussed in those sections, our executive compensation program is designed to implement the core objectives of pay-for-performance, compensation aligned with stockholder interests, market-competitive compensation and retention of key executives. The Compensation Committee has approved a mix of salary and incentive compensation vehicles that it believes serves the interests of the Company and its stockholders in achieving those objectives.

While the Say-on-Pay vote is advisory, and therefore not binding on the Board or the Compensation Committee, our Directors value the opinion of our stockholders and will consider the results of any significant vote against the compensation of the NEOs and consider whether any actions are necessary or advisable to address the concerns expressed by stockholders.

Vote Required

The affirmative vote of a majority of the shares present in person or by proxy at the 2012 Annual Meeting and entitled to vote on this proposal is required for approval of this proposal. In tabulating the vote, we will count abstentions as having the same effect as voting against the proposal and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote “FOR” the advisory resolution approving the compensation of the Company’s NEOs.

PROPOSAL 4:

APPROVAL OF AMERIGROUP CORPORATION

2012 CASH INCENTIVE PLAN

The Board of Directors has adopted the 2012 Cash Incentive Plan subject to approval by stockholders, and recommends it for stockholder approval at the 2012 Annual Meeting. The Board believes it to be in the best interest of the Company to adopt the 2012 Cash Incentive Plan to promote our long-term growth and profitability by providing management personnel with incentives to improve stockholder value.

The 2012 Cash Incentive Plan is designed to provide “performance-based” compensation under Section 162(m) of the Internal Revenue Code (the “Code”). Under Section 162(m) of the Code, the Company generally is not eligible for a federal income tax deduction for compensation paid to the Company’s CEO or any of the four other most highly compensated executive officers to the extent that they receive compensation of more than $1 million in any year. However, compensation that is “performance-based” within the meaning of Section 162(m) of the Code generally is not subject to these deduction limits. To be performance-based, among other requirements, the compensation must be paid only upon the attainment of certain performance goals that have been approved by our stockholders. Those goals are described below.

The Patient Protection and Affordable Care Act amended Section 162(m) of the Code to limit the amount that certain health care insurers may deduct for a tax year starting after 2012 for compensation to any employee in excess of $500,000, with no exception for performance-based compensation. If this amendment becomes effective as scheduled, it will significantly reduce or prevent the Company from taking any deductions for awards granted under the Plan starting in 2013.

Vote Required

The affirmative vote of a majority of the shares present in person or by proxy at the 2012 Annual Meeting and entitled to vote on this proposal is required for approval of the 2012 Cash Incentive Plan.

The Board of Directors unanimously recommends that you vote FOR approval of the adoption of the 2012 Cash Incentive Plan.

2012 Cash Incentive Plan Description

The following is a brief description of the principal features of the 2012 Cash Incentive Plan. It does not purport to be complete and is qualified in its entirety by the full text of the 2012 Cash Incentive Plan, which is attached hereto as Exhibit A.

Administration.    The 2012 Cash Incentive Plan will be administered by the Compensation Committee, which shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the 2012 Cash Incentive Plan, to administer the 2012 Cash Incentive Plan and to exercise all the powers and authorities either specifically granted under the 2012 Cash Incentive Plan or necessary or advisable in the administration of the 2012 Cash Incentive Plan, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including applicable performance goals, relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, cancelled, forfeited, or surrendered; to construe and interpret the 2012 Cash Incentive Plan and any award; to prescribe, amend and rescind rules and regulations relating to the 2012 Cash Incentive Plan; to determine the terms and provisions of agreements evidencing award; and to make all other determinations deemed necessary or advisable for the administration of the 2012 Cash Incentive Plan.

Eligibility.    Awards may be granted under the 2012 Cash Incentive Plan to our officers and other key employees, as selected by the Compensation Committee in its sole discretion.

Terms of Awards.    The Compensation Committee in its sole discretion may determine the performance period to which any award will relate. The performance period shall be either one, two or three years, which periods may overlap (or, for any individual who becomes a participant during any such period, the remainder of the period). The Compensation Committee in its sole discretion may determine the performance goals applicable to each award, the minimum, target and maximum levels applicable to each performance goal, and the amounts payable under attainment of thresholds within such range.

Negative Discretion.    The Compensation Committee is also authorized to exercise its “negative discretion” and reduce or eliminate the amount of any award earned in the Performance Period if, in its sole discretion, such reduction or elimination is appropriate.

Payment of Awards; Performance Goals.    The payment of awards under the 2012 Cash Incentive Plan will be based upon the attainment of (or a specified increase or decrease in) one or more of the following performance goals as determined by the Compensation Committee and applied to a participant under the 2012 Cash Incentive Plan and/or a business unit or subsidiary of the Company or its affiliates: return on total stockholder equity; earnings per share of our common stock; income (before or after taxes); earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT,” “EBITA,” or “EBITDA”); gross revenue; return on assets; market share; cost reduction goals; earnings from continuing operations, levels of expense, cost or liability; membership goals; operating cash flows; operating margin; stockholder return; expense management; return on capital; membership satisfaction; new product development; new market penetration; goals on acquisitions and divestitures; or economic value added.

Each of the foregoing performance goals shall be determined in accordance with generally accepted accounting principles, as applicable; provided that the Compensation Committee shall have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. Payments under such awards will be made, in the case of employees covered under Section 162(m) of the Code, solely on account of the attainment of such performance goals established in writing by the Compensation Committee.

Unless otherwise determined by the Compensation Committee, an award will be paid in cash within a reasonable period after the end of the applicable performance period, but in no event later than two and a half months following the end of such performance period. Awards for any performance period may be expressed as a dollar amount or as a percentage of the participant’s base salary. However, in no event will aggregate payments to any one employee in any one fiscal year exceed $10,000,000.

Awards under the 2012 Cash Incentive Plan will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable.

On March 28, 2012 the Compensation Committee approved the following targets and maximum awards for the 2012 performance year under the Company’s existing 2007 Cash Incentive Plan (the terms of which are similar to those of the 2012 Cash Incentive Plan):

New Plan Benefits

AMERIGROUP Corporation 2007 Cash Incentive Plan

Name and Position	MJO Bonus Annual Cash Incentive Target $	MJO Bonus Annual Cash Incentive Maximum $	LTIP Awards Long-term Cash Incentive Three-Year Target $
James G. Carlson	1,461,000	2,922,000	709,750
James W. Truess	575,000	1,150,000	287,500
Richard C. Zoretic	575,000	1,150,000	287,500
John E. Littel	270,000	540,000	90,000
Mary T. McCluskey, M.D.	266,000	532,000	88,750
Executive officers as a group	4,052,750	8,105,500	1,695,792
Non-executive officer employees as a group	21,790,129	43,580,258	1,377,203

Clawback.    If a participant breaches any non-compete, nonsolicitation and/or confidentiality covenant applicable to the participant or the Company has been required to prepare an accounting restatement due to material noncompliance, as a result of fraud or misconduct, with any financial reporting requirement under the securities laws, and the Compensation Committee has determined in its sole discretion that the participant had knowledge of or should have known of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring it to the attention of appropriate individuals within the Company or personally and knowingly engaged in practices that materially contributed to the circumstances that enabled a material noncompliance to occur, the participant shall forfeit the right to receive any future payment under awards under the 2012 Cash Incentive Plan, and the Company may demand repayment in respect of any awards already received by a participant.

In the event that the stockholders do not approve the 2012 Cash Incentive Plan, no incentive awards will be paid out under the 2012 Cash Incentive Plan. The Company would, however, be able to pay bonuses and incentive compensation under its current programs and plans.

Amendment and Termination of the Cash Incentive Plan.    Our Board of Directors or the Compensation Committee may modify or terminate the 2012 Cash Incentive Plan or any portion of the 2012 Cash Incentive Plan at any time, except that an amendment that requires stockholder approval in order for the 2012 Cash Incentive Plan to continue to comply with Section 162(m) of the Code will not be effective unless approved by the requisite vote of our stockholders. No amendment to the 2012 Cash Incentive Plan may be made if such amendment will adversely affect any participant unless the participant consents to the amendment.

Certain Additional Information.    The following table shows the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2011:

Equity Compensation Plan Information

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	2,557,609	$31.08	3,344,304
Equity compensation plans not approved by security holders	—	—	—

Total	2,557,609	$31.08	3,344,304

Exhibit A

AMERIGROUP CORPORATION

2012 CASH INCENTIVE PLAN

1.	PURPOSE

The purpose of the AMERIGROUP Corporation 2012 Cash Incentive Plan is to reinforce corporate, organizational and business-development goals; to promote the achievement of year-to-year and long-range financial and other business objectives; and to reward the performance of individual officers and other key employees in fulfilling their personal responsibilities for long-range achievements.

2.	DEFINITIONS

The following terms, as used herein, shall have the following meanings:

a. “Affiliate” shall mean any entity, whether now or hereafter existing, that controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, “control” shall mean ownership of 50% or more of the voting power of the entity.

b. “Award” shall mean an incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of Performance Goals with respect to a Performance Period.

c. “Award Agreement” shall mean any written agreement, contract, or other instrument or document between the Company and a Participant evidencing an Award.

d. “Board” shall mean the Board of Directors of the Company.

e. “Change in Control” means the first to occur of any one of the events set forth in the following paragraphs:

(i) any Person is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 25% or more of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in paragraph (iii)(A) of this Section;

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) there is consummated a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation that results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the Board or the board of directors of the surviving entity or any parent thereof, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least a majority of the board of directors of which comprises individuals who were directors of the Company immediately prior to such sale or disposition.

f. “Code” shall mean the Internal Revenue Code of 1986, as amended.

g. “Committee” shall mean a committee designated by the Board consisting of two or more persons, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code or, in the absence of such a designation, the Compensation and Organizational Management Committee of the Board.

h. “Common Stock” shall mean shares of common stock, par value $0.01 per share, of the Company.

i. “Company” shall mean AMERIGROUP Corporation and its successors.

j. “Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code.

k. “Determination Date” shall mean, as to a Performance Period, the 90th day of the Performance Period.

l. “Effective Date” shall mean the date that the Company’s stockholders approve the Plan.

m. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

n. “Negative Discretion” shall mean discretion exercised by the Committee to cancel or reduce the amount of payment under an Award; provided that the exercise of such discretion shall not cause the affected Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

o. “Participant” shall mean an officer or other key employee of the Company who is, pursuant to Section 4 of the Plan, selected to participate herein.

p. “Performance Goals” shall mean goals determined by the Committee in its sole discretion to be applicable to a Participant for a Performance Period. Such goals may be based on one or more of the following criteria: (i) return on total stockholder equity; (ii) earnings per share of Common Stock; (iii) income (before or after taxes); (iv) earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT,” “EBITA,” or “EBITDA”); (v) gross revenue; (vi) return on assets; (vii) market share; (viii) cost reduction goals; (ix) earnings from continuing operations, levels of expense, cost or liability; (x) membership goals; (xi) operating cash flows; (xii) operating margin; (xiii) stockholder return; (xiv) expense management; (xv) return on capital; (xvi) membership satisfaction; (xvii) new product development; (xviii) new market penetration; (xix) goals on acquisitions and divestitures; or (xx) economic value added. The Performance Goals may differ from Participant to Participant and from Award to Award. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary or Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no vesting will occur, levels of performance at which specified vesting will occur, and a maximum level of performance at which full vesting will occur. Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles, as applicable, and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

For each Performance Period, the Performance Goals applicable to each Participant shall be set forth in writing on or prior to the applicable Determination Date.

q. “Performance Period” shall mean, in the sole discretion of the Committee, the Company’s fiscal year, a period of two consecutive Company fiscal years, or a period of three consecutive Company fiscal years, which periods may overlap (or, for any individual who becomes a Participant during the pendency of any such period, the remainder of such period).

r. “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

s. “Plan” shall mean the AMERIGROUP Corporation 2012 Cash Incentive Plan, as amended from time to time.

t. “Subsidiary” and “Subsidiaries” shall mean only a corporation or corporations, whether now or hereafter existing, within the meaning of the definition of a subsidiary corporation provided in Section 424(f) of the Code, or any successor thereto of similar import.

3.	ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Goals, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to make adjustments in the Performance Goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Award Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any stockholder.

No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.	ELIGIBILITY

Awards may be granted to officers and other key employees of the Company selected by the Committee in its sole discretion. For any Performance Period, Participants (other than those who first become Participants during the pendency of a Performance Period) shall be selected on or prior to the applicable Determination Date. Subject to Section 5(b) below, in determining the persons to whom Awards shall be granted and the Performance Goals relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5.	TERMS OF AWARDS

a. In General.    The Committee shall specify in writing, on or prior to the Determination Date with respect to a Performance Period, the Performance Goals applicable to each Award, the minimum, target and maximum levels (as applicable) to each Performance Goal, and the amounts payable upon attainment of any thresholds within such range. Unless otherwise provided by the Committee in connection with specified terminations of employment, payment in respect of Awards shall be made only if and to the extent the Performance Goals with respect to such Performance Period are attained.

b. Special Provisions Regarding Awards.    Notwithstanding anything to the contrary herein, the aggregate payments in respect of Awards to any one Participant shall not exceed $10,000,000 in any one fiscal year.

c. Time and Form of Payment.    Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made, in cash, within a reasonable period (but in any event within 2 1/2 months) after the end of the Performance Period. Unless otherwise provided by the Committee, in order to receive such payment a Participant must be employed by the Company or one of its Affiliates on the day such payment is to be made. In addition, in the case of Participants who are Covered Employees, unless otherwise determined by the Committee, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee.

d. Negative Discretion.    Notwithstanding anything to the contrary herein, in determining the amount of payment under an Award in respect of a Performance Period, the Committee may cancel an Award or reduce the amount payable under an Award that was otherwise earned during Performance Period through the use of Negative Discretion if, in its sole judgment, such cancellation or reduction is appropriate. In no event shall any discretionary authority granted to the Committee by the Plan including, but not limited to, Negative Discretion, be used to (i) grant or provide payment in respect of Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (ii) increase an Award above the maximum amount payable under Section 5(b) of the Plan.

6.	GENERAL PROVISIONS

a. Compliance with Legal Requirements.    The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan and any Award Agreement or other agreement shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

b. Nontransferability.    Awards shall not be transferable by a Participant except by will or the laws of descent and distribution.

c. No Right to Continued Employment.    Nothing in the Plan or in any Award granted or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.

d. Withholding Taxes.    The Company shall have the right to withhold the amount of any taxes that the Company may be required to withhold before delivery of payment of an Award to the Participant or other person entitled to such payment, or to make such other arrangements for the withholding of taxes that the Company deems satisfactory

e. Amendment, Termination and Duration of the Plan.    The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that no amendment that requires stockholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant’s consent, under any Award theretofore granted under the Plan.

f. Participant Rights.    No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment among Participants.

g. Unfunded Status of Awards.    The Plan is intended to constitute an “unfunded” plan for incentive compensation.

h. Successor to the Company.    Unless otherwise agreed by the Company in an applicable agreement, any successor to the Company shall be required to (i) expressly assume the Company’s obligations under the Plan in connection with a Change in Control, and (ii) honor the Company’s obligations under the Plan and any Award granted thereunder, without adverse alteration to the rights of any Participant, with respect to the Performance Period during which such Change in Control occurs.

i. Governing Law.    The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

j. Beneficiary.    A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the grantee’s beneficiary.

k. Interpretation.    The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

l. Effect on Other Plans.    The adoption of the Plan shall not affect any other equity or other compensation or incentive plan in effect for the Company, a Subsidiary or an Affiliate, and the Plan shall not preclude the Board or Committee from establishing other forms of incentive compensation.

m. Clawback.    If (i) a Participant breaches any non-compete, non-solicitation and/or confidentiality covenant applicable to him or (ii) the Company has been required to prepare an accounting restatement due to material noncompliance, as a result of fraud or misconduct, with any financial reporting requirement under the securities laws, and the Committee has determined in its sole discretion that the Participant had knowledge of or should have known of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring it to the attention of appropriate individuals within the Company or personally and knowingly engaged in practices that materially contributed to the circumstances that enabled a material noncompliance to occur, the Participant (A) shall forfeit the right to receive any future payment under Awards under the Plan, and (B) the Company may demand repayment in respect of any Awards already received by the Participant, including without limitation repayment due to making retroactive adjustments to any Awards or cash payments already received by the Participant under the Plan where such Award or cash payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of those results. The Participant shall be required to provide repayment within ten (10) days following such demand.

Amerigroup

RealSolutions

in healthcare

AMERIGROUP CORPORATION

C/O PROXY SERVICES

P.O. BOX 9142

FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time June 6, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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If you would like to reduce the costs incurred by AMERIGROUP Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time June 6, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M45404-P21653

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED.

AMERIGROUP CORPORATION

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of Directors

Nominees:

01) Thomas E. Capps

02) Emerson U. Fullwood

03) William J. McBride

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR each of the following proposals:

For Against Abstain

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

3. To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers as described in the proxy statement.

4. To approve the Company’s 2012 Cash Incentive Plan.

NOTE: In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting or any postponement, adjournment or delay thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR all of the nominees listed in proposal 1 and FOR proposals 2, 3 and 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

M45405-P21653

Amerigroup

RealSolutions

in healthcare

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

JUNE 7, 2012

The stockholder(s) hereby appoint(s) James W. Truess and Nicholas J. Pace, Esq., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of AMERIGROUP Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M. Eastern Time on June 7, 2012 at the Hargroves Conference Center located at the AMERIGROUP National Support Center II, 1330 Amerigroup Way, Virginia Beach, Virginia 23464, and any adjournment, postponement, or delay thereof.

The availability of this proxy is governed by Delaware law. This proxy does not revoke any prior powers of attorney except for prior proxies with respect to the shares of Common Stock represented by this proxy given in connection with this Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY.